UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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XBP Global Holdings, Inc.

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XBP GLOBAL HOLDINGS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO
BE HELD MAY 29, 2026
The Annual Meeting of Stockholders (the “Annual Meeting”) of XBP Global Holdings, Inc. (“XBP” or the “Company”) will be conducted virtually on May 29, 2026 at 1:00 p.m. (Eastern Time), via a live webcast at www.virtualshareholdermeeting.com/XBP2026, for the purpose of:
1.   Electing to the Board of Directors the seven nominees named in the accompanying proxy statement who have been nominated by the Board of Directors to serve as directors until the 2027 Annual Meeting of Stockholders;
2.   Acting upon a proposal to ratify the appointment of UHY LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026;
3.   Approving, on an advisory (non-binding) basis, the compensation of our named executive officers (commonly referred to as the “say-on-pay vote”); and
4.   Approving, on an advisory (non-binding) basis, the frequency of future say-on-pay votes.
The Board of Directors has fixed the close of business on April 21, 2026, as the date for determining stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting. The Board of Directors unanimously recommends that stockholders vote their shares in favor of the election of each of the nominees, and in favor of Proposals 2 and 3, and vote to hold future advisory votes on the compensation of our named executive officers every “1 YEAR” for Proposal 4.
This Notice of Annual Meeting and accompanying proxy statement, a proxy or voting instruction card and our 2025 Annual Report to Stockholders will be first mailed to you and to other stockholders of record commencing on or about April 29, 2026. All stockholders are cordially invited to attend the Annual Meeting. The Annual Meeting will be held in a virtual meeting format so as many stockholders as possible can participate. Your vote is important regardless of the number of shares you own. Whether you plan to attend the Annual Meeting or not, please sign, date, and return the proxy card accompanying the proxy statement as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Please review the instructions on the proxy or voting instruction card regarding your voting options.
Your attention is directed to the proxy statement (including any annexes hereto) for a more complete description of each of the proposals. We encourage you to read the proxy statement carefully. If you have any questions or need assistance voting your shares, please contact us at investors@xbpglobal.com.
By Order of the Board of Directors of
XBP Global Holdings, Inc.
April 29, 2026

i

XBP Global Holdings, Inc.
6641 N. Belt Line Road, Suite 100
Irving, Texas 75063
PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 29, 2026 at 1:00 p.m. (Eastern Time)
Questions and Answers About the Annual Meeting and Voting
Why did I receive this Proxy Statement?
We have mailed you this Notice of Annual Meeting, this proxy statement (the “Proxy Statement”), a proxy or voting instruction card and our 2025 Annual Report to Stockholders because the Board of Directors (the “Board”) of XBP Global Holdings, Inc. (“XBP” or the “Company,” “we” and “us”) is soliciting your proxy to vote at our 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 29, 2026. This Proxy Statement contains information about the items being voted on at the Annual Meeting and information about the Company.
Who is entitled to vote and when is the record date for the Annual Meeting?
You may vote on each matter properly submitted for stockholder action at the Annual Meeting if you were the record holder of our common stock, par value $0.0001 per share (“Common Stock”) as of the close of business on April 21, 2026 (the “Record Date”). As of the Record Date, there were 11,768,050 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote per share on any matter presented to stockholders at the Annual Meeting.
What am I voting on?
You will be voting on the following:
Proposal 1:
To elect to the Board of Directors the seven nominees named in this Proxy Statement who have been nominated by the Board of Directors to serve as directors until the 2027 Annual Meeting of Stockholders;

Proposal 2:
To ratify the appointment of UHY LLP as our independent registered public accounting firm for the year ending December 31, 2026;

Proposal 3:
To approve, on an advisory (non-binding) basis, the compensation of our named executive officers (commonly referred to as the “say-on-pay vote”); and

Proposal 4:
To approve, on an advisory (non-binding) basis, the frequency of future say-on-pay votes.

What are my voting options and how do I vote?
For Proposal 1, you may either vote “For” each of the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For Proposal 4, you have the choice to vote “1 YEAR,” “2 YEARS,” “3 YEARS,” or “ABSTAIN”. For the other proposals you have the choice to vote “FOR,” “AGAINST,” or “ABSTAIN.”
How many votes do I have?
Each share of our Common Stock that you own entitles you to one vote on each matter properly submitted for stockholder action at the Annual Meeting.

Do stockholders have appraisal or dissenters’ rights with respect to any of the proposals being voted on at the Annual Meeting?
No. Under the General Corporation Law of the State of Delaware (the “DGCL”) and the Company’s organizational documents, stockholders do not have appraisal rights or similar rights of dissent with respect to any of the proposals to be acted upon at the Annual Meeting.
Why is the Company conducting the Annual Meeting virtually?
The Annual Meeting will be held in a virtual format to reach a greater number of our stockholders.
How do I vote?
If you are a holder of record of the Common Stock as of the Record Date, you may vote online at the virtual Annual Meeting or by submitting a proxy for the Annual Meeting. Whether or not you plan to attend the Annual Meeting online, we urge you to vote by proxy in advance of the Annual Meeting to ensure your vote is counted. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. You may still attend the Annual Meeting and vote online if you have already voted by proxy.
If your XBP shares are held in “street name” by a broker or other agent, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting online. However, since you are not the stockholder of record, you may not vote your shares online at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.
What happens if I do not vote?
If you are a stockholder of record and do not vote online at the virtual Annual Meeting or by submitting a proxy for the Annual Meeting, your shares will not be voted.
If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker, bank or other agent will still be able to vote your shares depends on whether the particular proposal is deemed to be a “routine” matter. Brokers, banks and other agents can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Additional information regarding broker discretionary voting is provided below.
What if I return my proxy or voting instruction card but do not mark it to show how I am voting?
Your shares will be voted according to the instructions you have indicated on your proxy or voting instruction card. If no direction is indicated, your shares will be voted “FOR” the election of each of the director nominees, “1 YEAR” for Proposal 4 and “FOR” Proposals 2 and 3.
May I revoke my vote after I return my proxy or voting instruction card?
Yes. You may revoke your proxy at any time before your shares are voted at the Annual Meeting in one of three ways:
•
Notify our Corporate Secretary in writing before the Annual Meeting that you are revoking your proxy;

•
Submit another properly completed proxy by mail, telephone or the Internet (or voting instruction card if you hold your shares in street name) with a later date; or

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Vote virtually at the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

What does it mean if I receive more than one proxy or voting instruction card?
It means you have multiple accounts at the transfer agent and/or with banks and stockbrokers. Please vote all of your shares using all of your proxy or voting instruction cards.

What constitutes a quorum?
A quorum consists of the presence, either virtually or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding Common Stock entitled to vote. If, however, such quorum shall not be present or represented, the chairperson for the meeting or the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote, present virtually or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. Abstentions and “broker non-votes” are counted as shares “present” at the meeting for purposes of determining whether a quorum exists. A “broker non-vote” occurs when shares held of record by a bank, broker or other holder of record for a beneficial owner are deemed present at the meeting for purposes of a quorum but are not voted on a particular proposal because that record holder does not have discretionary voting power for that particular matter under the applicable rules of the Nasdaq Stock Market LLC (“Nasdaq”) and has not received voting instructions from the beneficial owner.
What vote is required in order to approve Proposals 1, 2, 3 and 4?
Proposal 1 (Election of Directors):   The seven nominees named in this Proxy Statement who have been nominated by the Board of Directors to serve as directors will be elected by a plurality in voting power of the outstanding shares of our Common Stock present virtually or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that the seven nominees with the most votes cast in their favor will be elected. Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld. If you do not want to vote your shares for a nominee, you may indicate that in the space provided on the proxy card or the voting instruction card or withhold authority as prompted during telephone or Internet voting. Each person nominated for election has consented to being named as a nominee in this Proxy Statement and has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve if elected. In the unanticipated event that a director nominee is unable or declines to serve, the proxy will be voted for such other person as shall be designated by the Board to replace the nominee, or the Board may choose to reduce the number of directors.
Proposal 2 (Ratification of Appointment of UHY LLP):   This proposal requires the affirmative vote of the holders of a majority of the voting power of our outstanding Common Stock present virtually or represented by proxy at the Annual Meeting and entitled to vote on Proposal 2. Abstentions will have the effect of votes against the proposal. Broker non-votes will not occur in connection with this proposal because brokers, banks, trustees and other nominees have discretionary voting authority to vote shares on this proposal under stock exchange rules without specific instructions from the beneficial owner of such shares.
Proposal 3 (Say on Pay Proposal):   This proposal requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of our Common Stock present virtually or represented by proxy at the Annual Meeting and entitled to vote on Proposal 3. Abstentions will have the effect of votes against the proposal. “Broker non-votes,” if any, will not have any effect on the adoption of this proposal.
Proposal 4 (Frequency of Say on Pay Vote):   This proposal requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of our Common Stock present virtually or represented by proxy at the Annual Meeting and entitled to vote on Proposal 4. Abstentions will have the effect of votes against the proposal. “Broker non-votes,” if any, will not have any effect on the adoption of this proposal.
May my broker vote my shares?
Brokers holding shares of record in “street name” for a client have the discretionary authority to vote on certain matters if they do not receive instructions from the client regarding how the client wants the shares voted in the time period specified in this Proxy Statement. There are also some matters with respect to which brokers do not have discretionary authority to vote if they do not receive timely instructions from the client; those matters include a specified list of matters in the applicable rules and contested matters.
How will voting on any other business be conducted?
In accordance with our Second Amended and Restated Bylaws (the “Bylaws”), no business (other than the election of the seven director nominees and Proposals 2, 3 and 4) may be brought before the Annual

Meeting, or any adjournment or postponement thereof, unless such business is brought by or at the direction of the Board or a committee of the Board.
We do not know of any business or proposals to be considered at the Annual Meeting other than those set forth in this Proxy Statement. If any other business were somehow properly presented at the Annual Meeting, the proxies received from our stockholders give the proxy holders the authority to vote on the matter in their sole discretion.
Who will count the votes?
A representative from Broadridge Financial Solutions, Inc. will act as the inspector of election and will tabulate the votes.
How do I attend the Annual Meeting?
To be admitted to the virtual Annual Meeting at www.virtualshareholdermeeting.com/XBP2026, you must have your control number available and follow the instructions found on your proxy card or voting instruction form. Only record holders of shares of Common Stock may vote during the Annual Meeting by following the instructions available on the Annual Meeting website during the Annual Meeting. Please allow sufficient time before the Annual Meeting to complete the online check-in process. Your vote is very important. See the section “Access to the Virtual Annual Meeting and Participation at the Virtual Annual Meeting” below for further information.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be disclosed in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting.
Where can I learn more about the Company’s corporate history, recent transactions, governance changes and financial reporting?
Additional information regarding the Company’s corporate history, recent transactions, governance changes and financial reporting is provided under the heading “Explanatory Note Regarding Corporate History, Governance Changes and Financial Reporting” in this Proxy Statement. You are also encouraged to review the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which contains additional information regarding the Company’s business and history and the Company’s audited financial statements.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 29, 2026 at 1:00 p.m. (Eastern Time)
This Notice of Annual Meeting, Proxy Statement, a form of proxy and Annual Report on Form 10-K for the year ended December 31, 2025 are available at our website at: www.xbpglobal.com and at www.proxyvote.com.

EXPLANATORY NOTE
REGARDING CORPORATE HISTORY,
GOVERNANCE CHANGES AND FINANCIAL REPORTING
The Company has undergone a series of business combinations, restructuring transactions and governance changes in recent years that have affected its corporate structure and financial reporting. This discussion is intended to provide contextual background for disclosures appearing elsewhere in this Proxy Statement, including under Director Compensation, Executive Compensation, Principal Accountant Fees and Services and Certain Relationships and Related Transactions.
The Company was originally formed as a special purpose acquisition company under the name CF Acquisition Corp. VIII (“CFVIII”). On November 29, 2023, CFVIII consummated a business combination with XBP Europe, Inc., an indirect subsidiary of Exela Technologies, Inc. (“ETI”), pursuant to an agreement and plan of merger. In connection with the closing of this transaction, the Company was renamed XBP Europe Holdings, Inc.
In July 2025, the Company completed the acquisition of Exela Technologies BPA, LLC (n/k/a XBP Americas, LLC) and its subsidiaries (“BPA,” and such acquisition, the “Business Combination”). In connection with the Business Combination, BPA completed a corporate restructuring through voluntary Chapter 11 proceedings on July 29, 2025, which resulted in a substantial recapitalization of BPA’s indebtedness (the “Restructuring”). Upon completion of the Restructuring, the Company changed its name to XBP Global Holdings, Inc. Prior to the Business Combination, both the Company and BPA were indirect subsidiaries of ETI. Following the Restructuring, the Company and BPA ceased to be subsidiaries of ETI.
In connection with the Restructuring, Martin P. Akins and J. Coley Clark, each of whom had previously served as a director of the Company, resigned from the Board and from all committees thereof. In addition, Regina Paolillo, Sanjay Srivastava, Robert Pryor and Randal Klein were appointed to the Board to serve as directors. Par Chadha, Andrej Jonovic and James Reynolds, each of whom served as a director prior to the Restructuring, continued in that role following the Restructuring. Information regarding the compensation paid to Messrs. Akins and Clark for their service during the portion of fiscal year 2025 prior to their departures is included in this Proxy Statement. Compensation information for the newly appointed directors reflects the period beginning July 29, 2025 through the end of the fiscal year. Compensation information for Messrs. Chadha, Jonovic and Reynolds reflects the full fiscal year.
UHY LLP served as the Company’s independent registered public accounting firm prior to the Business Combination and continues to serve in that role. EisnerAmper LLP served as BPA’s independent registered public accounting firm prior to the Business Combination, and EisnerAmper LLP audited BPA’s financial statements for the fiscal year ended December 31, 2024, the audit report for which is included in our audited financial statements. Although BPA was treated as the accounting acquirer and accounting predecessor (the “Predecessor”) for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), as described below, EisnerAmper LLP is not the Company’s principal accountant for purposes of applicable SEC rules. UHY LLP did not rely on any audit report of EisnerAmper LLP in issuing its audit report for any period presented. Accordingly, the audit and non-audit fees of EisnerAmper LLP are not required to be, and are not, presented in the principal accountant fee disclosures contained in this Proxy Statement.
For financial reporting purposes under GAAP, BPA was treated as the accounting acquirer in the Business Combination notwithstanding that the Company was the legal acquirer and is the parent holding company. As a result, the Company’s consolidated financial statements for fiscal year 2025 are presented in two separate, non-comparable periods: the “Predecessor” period from January 1, 2025 to July 31, 2025, which reflects the historical financial information of BPA prepared on BPA’s previous basis of accounting, and the “Successor” period from August 1, 2025 to December 31, 2025, which reflects the consolidated financial information of the combined XBP Global Holdings, Inc., giving effect to the Business Combination and following the application of acquisition accounting and fresh start accounting to BPA.

PROPOSAL 1 — ELECTION OF DIRECTORS
At the Annual Meeting, stockholders will be asked to elect the seven nominees named in this Proxy Statement who have been nominated by the Board to serve as directors. Each nominee, if elected, will serve until the Company’s 2027 Annual Meeting of Stockholders, subject to the Company’s Certificate of Incorporation and Bylaws. Directors will be elected by a plurality of the votes cast by the holders of outstanding shares of our Common Stock present virtually or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.
The following table lists all current members of the Board.
Name	Age	Positions and Offices Held with the Company
Par Chadha	71	Director, Chairman
Andrej Jonovic	45	Director, Chief Executive Officer
Randal Klein	60	Director
Regina Paolillo	67	Director
Robert Pryor	67	Director
James Reynolds	57	Director
Sanjay Srivastava	61	Director, Lead Independent Director
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.
Nominees for Election to the Board in 2026
The Board of Directors has nominated seven individuals for election to the Board of Directors at the Annual Meeting. The following are brief biographical sketches of each of our nominees, including their experience, qualifications, attributes and skills, which, taken as a whole, have enabled the Board to conclude that each nominee should, in light of the Company’s business and structure, serve as a director of the Company.
Par Chadha
Age: 71
Director since November 2023
Business Experience:   Mr. Chadha has served as a director and as Chairman of the Company since November 29, 2023, and served as our Executive Chairman until July 29, 2025. Mr. Chadha is also the Chairman of ETI and is the founder, Chief Executive Officer and Chief Investment Officer of HGM, a global investment and operating platform established in 2001. Mr. Chadha has over four decades of experience building, acquiring, and transforming businesses across global markets, including leadership of complex mergers and acquisitions, capital markets transactions, and operational restructurings. He has served as Chairman of ETI since July 12, 2017 and previously served as Chairman of SourceHOV and Lason Inc., where he led strategic combinations and integrations. Mr. Chadha currently serves as Executive Chairman of HGM Limited (NSE: HOVS) and co-founded Rule 14, LLC, an artificial intelligence-driven automation company. Through HGM and its portfolio platforms, including Nventr and HealthAxis Group, LLC, Mr. Chadha has led investments and strategic development in agentic AI, physical AI, cobot-enabled automation and core administration platforms for healthcare. Mr. Chadha holds a B.S. degree in Electrical Engineering from the Punjab Engineering College, India. Mr. Chadha is the father-in-law of Andrej Jonovic, the Company’s Chief Executive Officer.
Andrej Jonovic
Age: 45
Director since: November 2023
Business Experience:   Mr. Jonovic has served as a director and as the Chief Executive Officer of the Company since November 29, 2023. Mr. Jonovic is responsible for the development and execution of the

Company’s business strategy, shaping the Company culture and enhancing shareholder value. Mr. Jonovic has served as the Executive Vice President, Business Strategy and Corporate Affairs of ETI from July 2017 until late 2023, where he was responsible for the oversight of several company-wide functions, including M&A and strategic transactions, legal affairs, human resources, marketing and the Digital Assets Group. Mr. Jonovic transitioned out of his roles at ETI, and his primary role is as Chief Executive Officer of the Company. Since 2014, Mr. Jonovic has also served as a managing director of HGM, a global investment and operating platform established in 2001, and oversaw the integration of BancTec’s European operations with SourceHOV following their combination in October 2014. Earlier in his career, Mr. Jonovic was an associate at Freshfields Bruckhaus Deringer, LLP, a global law firm headquartered in London. Mr. Jonovic holds a bachelor’s degree in International Studies from The American University, Washington D.C., and a law degree from the London School of Economics and Political Science. Mr. Jonovic was a solicitor with the Law Society of England and Wales. Mr. Jonovic is the son-in-law of Par Chadha, the Company’s Chairman.
Randal Klein
Age: 60
Director since July 2025
Business Experience:   Mr. Klein has served as a director of the Company since July 29, 2025. Mr. Klein joined affiliates of Avenue Capital Management II, L.P. (“Avenue”) in 2004 and is currently a Senior Portfolio Manager at Avenue responsible for assisting with the direction of the investment activities of Avenue’s global funds. Mr. Klein provides the investment professionals in the Avenue U.S. Strategy team with additional expertise, oversight and investment direction on a range of transactions. Prior to joining Avenue, Mr. Klein was a Senior Vice President at Lehman Brothers, where his responsibilities included restructuring advisory work, financial sponsors coverage, mergers and acquisitions and corporate finance. Prior to Lehman, Mr. Klein worked in sales, marketing and engineering as an aerospace engineer for The Boeing Company. Mr. Klein currently serves, or has served, on the boards of GenesisCare USA Group, Gravity Oilfield Services, NextWave Holdco, Amplify Energy Corp, Selcom Group, MagnaChip Semiconductor, Chassix Automotive, Midstates Petroleum and American Media. Mr. Klein is a National Association of Corporate Directors (NACD) Board Leadership Fellow. Mr. Klein holds a master of business administration degree in finance, conferred as a Palmer Scholar from the Wharton School of the University of Pennsylvania and a bachelor of science degree in aerospace engineering, conferred with Highest Distinction from the University of Virginia.
Regina Paolillo
Age: 67
Director since July 2025
Business Experience:   Ms. Paolillo has served as a director of the Company since July 29, 2025. Ms. Paolillo served as Global Chief Operating Officer of TTEC Holdings, Inc. from 2021 to 2022, after serving as Executive Vice President, Chief Financial & Administrative Officer since 2011. From 2009 to 2011, she was Chief Financial Officer and Executive Vice President for Enterprise Services at TriZetto Group, Inc. She previously held senior finance and operations roles at General Atlantic, Genpact, Creditek, Gartner, Productivity, Inc., Citibank, Bristol-Myers Squibb, and PwC. She currently serves on the boards of Unisys Corp (Audit Committee Chair and Security & Risk Committee member since 2018), UST (Audit Committee Chair and Compensation & Talent Committee member since 2023), SIRVA Worldwide (Audit Committee Chair since 2024) and Medical Solutions Group (Audit Committee Chair since 2025). Ms. Paolillo holds a bachelor of arts degree from the University of New Haven.
Robert Pryor
Age: 67
Director since July 2025
Business Experience:   Mr. Pryor has served as a director of the Company since July 29, 2025. Mr. Pryor retired as Chief Executive Officer of NTT DATA Services in June 2024, after serving as Chief Operating Officer and Chief Integration Officer, and subsequently served as Senior Advisor to NTT DATA through December 2025. He previously was Chief Executive Officer of Fujitsu Americas, Inc., and held senior leadership roles at EDS, EY, Capgemini, HP, and Genpact. He serves as Independent Chair of C1, Board Member and Advisor to v4c.ai, and Advisor to NTT Ventures. Mr. Pryor holds a master’s degree in business administration from the University of North Texas, a bachelor’s degree in finance and accounting from the University of Texas at Austin, and completed the Kellogg Executive Development Program at Northwestern University.
James Reynolds
Age: 57
Director since November 2023
Business Experience:   Mr. Reynolds has served as a director of the Company since November 29, 2023. Mr. Reynolds previously served as Chief Financial Officer of ETI until March 2020, and served as a director of ETI until February 2025. In these roles, he has overseen financial reporting, internal controls, risk management, auditor independence, and corporate governance matters. In addition, Mr. Reynolds has engaged in investment and advisory activities, including board service and strategic advisory roles, through affiliated investment entities. Mr. Reynolds previously served as a Senior Manager in the Business Advisory Services Practice at PricewaterhouseCoopers. Mr. Reynolds is a former certified public accountant / inactive CPA and holds a B.S. in Accounting from Michigan State University.
Sanjay Srivastava
Age: 61
Director since July 2025
Business Experience:   Mr. Srivastava has served as a director of the Company since July 29, 2025, and has served as Lead Independent Director of the Company since August 8, 2025. Mr. Srivastava is currently Managing Partner at Masagroup Ventures, an investment and digital advisory firm, and serves as a senior advisor on digital and AI strategy to enterprise clients. He has also consulted as a member of C.H. Robinson’s Digital Advisory Council since January 2026. From 2023 to September 2025, he served as Chief Digital Strategist and Senior Advisor at Genpact, following ten years as Chief Digital Officer from 2012 to 2022. Prior to Genpact, he co-founded and exited four technology companies through M&A transactions and held senior operating roles across enterprise technology businesses at FIS, Akamai, and Hewlett Packard. He also founded the Executive Technology Board, a global independent technology think tank, and serves on the board of directors of Legal Sifter, Inc. Mr. Srivastava holds an M.B.A. from the University of Minnesota and a B.Tech. from the Indian Institute of Technology, Kharagpur.
Executive Officers
The following table sets forth the name, age, and position of each of our executive officers as of the date of this Proxy Statement:
Name	Age	Positions Held
Andrej Jonovic	45	Chief Executive Officer
Dejan Avramovic	42	Chief Financial Officer
Vitalie Robu	54	President, Europe
Following are brief biographical sketches of each of our executive officers, including his experience, qualifications, attributes and skills. Biographical information about Mr. Jonovic is provided above.
Dejan Avramovic
Business Experience:   Mr. Avramovic has served as Chief Financial Officer of the Company since November 29, 2023. Mr. Avramovic is responsible for finance, accounting, financial reporting, internal controls, and investor relations. Previously, Mr. Avramovic served in various finance positions continuously since joining affiliates of ETI in June 2017, including as Senior Vice President, Global Finance, from July 2019 until November 2023. Mr. Avramovic’s prior experience includes eleven years of public company audit and transaction advisory services at Deloitte & Touche LLP, a global accounting and advisory firm. Mr. Avramovic holds an undergraduate degree in accounting from Chicago State University and an M.B.A. degree from the University of Chicago Booth School of Business. Mr. Avramovic is a registered Certified Public Accountant; however, the license is currently inactive.
Vitalie Robu
Business Experience:   Mr. Robu has served as the President of the Company since November 29, 2023. As President of the Company, Mr. Robu is responsible for all sales, operations, and business strategy functions across the EMEA region. Previously, Mr. Robu served as the President of the EMEA region of ETI from January 2019 until November 2023 and served as Chief Operating Officer of the EMEA region from July 2017 until January 2019. Mr. Robu specializes in transaction processing services, technology products, and software solutions, and has over 25 years of international management experience in the private and public sectors. Prior to July 2017, he served as Senior Vice President, Operations for the European region of SourceHOV from 2014. From 2010 to 2014, Mr. Robu held the position of President and Executive Director of DataForce UK, a business process outsourcing and software provider that was part of SourceHOV. Prior to joining the SourceHOV group, Mr. Robu served as Manager of Investment and Insurance Products for Citibank EMEA in London from 2007 to 2010. Mr. Robu has degrees in International Relations from the National School for Political Studies, Bucharest, and Physics from the State University of Moldova, and earned an MBA from IMD — International Institute for Management Development, Lausanne.
Additional Information Concerning the Board of the Company
The XBP Board met eight times during the fiscal year ended December 31, 2025. The Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee met seven, six and one time(s) during the fiscal year ended December 31, 2025, respectively. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which they served.
All directors are strongly encouraged to attend the Annual Meeting and we expect our directors and nominees for directors to attend the Annual Meeting.
Transition from Controlled Company Status
Prior to the completion of the Restructuring, the Company was considered a “controlled company” under the corporate governance rules of Nasdaq because a single stockholder group held more than 50 percent of the voting power for the election of directors. Under Nasdaq rules, a controlled company may choose not to follow certain corporate governance standards that generally apply to public companies, including requirements relating to director and committee independence. Although the Company was eligible to rely on these exemptions prior to the Restructuring, the Company voluntarily complied with the applicable Nasdaq corporate governance requirements and did not rely on the controlled company exemptions. Following the completion of the Restructuring, the Company ceased to be a controlled company under the Nasdaq rules and is no longer eligible to rely on those exemptions.
Arrangements or Understandings with Respect to the Election of Directors
There are no arrangements or understandings between any nominee for director and any other person pursuant to which such nominee was selected as a nominee for election at this Annual Meeting.
In connection with the Restructuring, Messrs. J. Coley Clark and Martin P. Akins resigned from the Board, without disagreement on any matter relating to the Company, its operations, policies or practices. Also in connection with the Restructuring, the Board was increased to seven members, and the resulting vacancies were filled with four new directors: Randal Klein, Regina Paolillo, Robert Pryor and Sanjay Srivastava. Each of these directors was nominated by the Consenting Creditors (as defined in the plan of reorganization applicable to the Restructuring) pursuant to a one-time right under such plan to designate four nominees for appointment to the Board. The remaining directors continued to serve as members of the Board as contemplated by the plan.

Director Independence
The Common Stock is listed on Nasdaq, and the Company is required to comply with the Nasdaq listing requirements regarding independent directors, including a requirement that a majority of the Board be independent. Under Nasdaq’s Marketplace Rules, the definition of an “independent director” is a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, under the Nasdaq rules a director (A) who at any time during the past three years was employed by the Company or (B) who accepted, or who has a family member who accepted, compensation from the Company in excess of $120,000 (other than compensation for board and committee service, compensation paid to a family member who is an employee (other than an executive officer), benefits under a tax-qualified retirement plan, or non-discretionary compensation) during any period of twelve consecutive months within the three years preceding the determination of independence, shall not be considered independent.
Our Board has reviewed the Nasdaq rules and such information as the Board has deemed appropriate for purposes of determining whether any of the directors has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, including the beneficial ownership by our directors of Common Stock. Based on such review, the Board has determined that each director, other than Par Chadha and Andrej Jonovic, qualifies as an independent director under Nasdaq listing standards and applicable SEC rules. Non-management directors meet periodically in executive session without members of the Company’s management at the conclusion of regularly scheduled Board meetings. In addition, Mr. Reynolds, Ms. Paolillo and Mr. Pryor qualify as independent directors for the purpose of serving on the Audit Committee of the Company under SEC rules (Mr. Reynolds, Ms. Paolillo and Mr. Pryor being the current members of the Audit Committee).
Board Leadership Structure
Our Bylaws do not require that the positions of Chairman of the Board and Chief Executive Officer be held by the same person or by different individuals, and our Board does not have a formal policy with respect to the separation or combination of these offices. Our Board exercises its judgment in combining or separating the roles of Chairman of the Board and Chief Executive Officer as it deems appropriate in light of prevailing circumstances. Additionally, the Board selects a Lead Independent Director by majority vote of directors. The Lead Independent Director serves as the principal liaison between the independent directors, the broader Board, and senior management, holding the authority to preside over executive sessions and meetings in the chairman’s absence, shape meeting agendas and schedules, review board performance evaluations, and communicate directly with major shareholders. The Board will continue to exercise its judgment on an ongoing basis to determine the optimal leadership structure that the Board believes will provide effective leadership, oversight and direction, while optimizing the functioning of both the Board and management and facilitating effective communication between the two.
Board Role in Risk Oversight
The Company faces a number of risks, including market risks, credit risk, liquidity risk, reputational risk, operational risk, cybersecurity risks and risks from inflation and/or deflation. Management is responsible for the day-to-day management of risks faced by the Company, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In its risk oversight role, the Board seeks to ensure that the risk management processes designed and implemented by management are adequate. The Board periodically consults with management regarding the Company’s risks. In addition, the Audit Committee periodically reviews with management and independent registered public accounting firms the adequacy and effectiveness of the Company’s policies for assessing and managing risk.

DIRECTOR COMPENSATION
Director Compensation Table
The following table sets forth information concerning director compensation for services performed during the year ended December 31, 2025. The amounts shown reflect compensation earned by each director for service during fiscal year 2025, including partial-year service, as described below.
Name(1)	Fees earned or paid in cash	Stock Award(2)(3)(4)	Total
Martin Akins	$52,667	$158,850	$211,517
J. Coley Clark	$56,000	$158,850	$214,850
Par Chadha	$58,333	$214,710	$273,043
James Reynolds	$111,167	$333,829	$444,996
Randal Klein	$41,667	$—	$41,667
Regina Paolillo	$43,333	$174,979	$218,312
Robert Pryor	$43,750	$174,979	$218,729
Sanjay Srivastava	$56,875	$204,778	$261,653

(1)
Information regarding Mr. Jonovic, who is a named executive officer that also served on the Board, is provided in the discussion of Executive Compensation below.

As described in the Explanatory Note regarding Corporate History, Governance Changes and Financial Reporting above, Messrs. Akins and Clark resigned from the Board, and Mr. Klein, Ms. Paolillo, Mr. Pryor and Mr. Srivastava were appointed to the Board in each case effective July 29, 2025 and the compensation reported reflects the period of their service either before or after July 29, 2025, as applicable. Compensation information for Messrs. Chadha, Jonovic and Reynolds contained in this Proxy Statement reflects the full fiscal year.
Randal Klein serves as an independent director of the Company and is employed by Avenue as a Senior Portfolio Manager. Mr. Klein has waived his entitlement to the annual equity grant component of his director compensation, and has directed the Company to pay his annual cash retainer directly to his employer.
(2)
On December 12, 2025, we effected a reverse stock split of our issued and outstanding shares of Common Stock (the “Reverse Stock Split”). As a result of the Reverse Stock Split every ten (10) shares of Common Stock issued and outstanding were automatically combined into one (1) share of issued and outstanding Common Stock, without any change in the par value per share. All information related to Common Stock and restricted stock units (“RSUs”) in this Proxy Statement have been retroactively adjusted to give effect to the Reverse Stock Split for the periods presented.

(3)
Pursuant to the Non-Employee Director Compensation Policy, and under the 2024 Equity Plan (as defined below), Mr. Akins, Mr. Clark and Mr. Reynolds were each granted 11,943 RSUs on February 13, 2025 with a fair value based on the Common Stock’s closing price of $13.30 per share. Such RSUs were originally scheduled to vest on February 13, 2026, but their vesting was accelerated to March 20, 2025. For such time-based vesting awards, we have included the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(4)
Pursuant to the Non-Employee Director Compensation Policy, and under the 2024 Equity Plan,

•
On September 9, 2025, Mr. Chadha, Mr. Reynolds, Ms. Paolillo, Mr. Pryor and Mr. Srivastava were each granted 20,585 RSUs as an annual equity award, with a vesting date of August 1, 2026 and a fair value based on the Common Stock’s closing price of $8.50 per share. Mr. Klein waived his annual equity award.

•
On September 24, 2025, Mr. Chadha was granted 5,376 RSUs as an annual equity award for his service as Chairman, with a vesting date of September 24, 2026 and a fair value based on the Common Stock’s closing price of $7.39 per share.

•
On September 24, 2025, Mr. Srivastava was granted 4,032 RSUs as an annual equity award for his service as Lead Independent Director, with a vesting date of September 24, 2026 and a fair value based on the Common Stock’s closing price of $7.39 per share.

Restricted Stock Units Outstanding
Name(1)	Aggregate Number of Restricted Stock Units Outstanding as of December 31, 2025
Par Chadha	25,961
James Reynolds	20,585
Randal Klein	—
Regina Paolillo	20,585
Robert Pryor	20,585
Sanjay Srivastava	24,617

(1)
Information regarding Mr. Jonovic, who is a named executive officer that also served on the Board, is provided in the discussion of Executive Compensation below. Mr. Klein has waived his entitlement to the annual equity grant component of his director compensation.

Non-Employee Director Compensation Policy for 2025
In January 2024, the Board approved, on the recommendation of the Compensation Committee, a non-employee director compensation policy consisting of an annual cash retainer of $60,000 and an equity award anticipated to have a value of $140,000, pursuant to and subject to the adoption by the stockholders of the 2024 Plan, as well as annual cash compensation for committee service ranging from $8,000 to $20,000 for chairing a committee and $4,000 to $10,000 for service as a committee member. This policy prevailed until the completion of the Restructuring.
In July 2025, in connection with the anticipated addition of new directors following the Restructuring, the Compensation Committee, as constituted at the time, reviewed market benchmarks indicating that market-aligned non-employee director compensation would consist of an annual cash retainer of $90,000 and an annual equity award with an anticipated value of $175,000. The Compensation Committee recommended that the Board approve corresponding amendments to the non-employee director compensation policy, effective upon the completion of the Restructuring. Based on that recommendation, the Board approved the amendments in July 2025. Annual cash compensation for committee service remained unchanged.
In September 2025, our Compensation Committee reviewed a report from Pearl Meyer, an independent compensation consultant (the “Compensation Consultant”), regarding appropriate incremental compensation for the Chairman and Lead Independent Director roles. Based on information provided by the Compensation Consultant, and taking into account the scope of responsibilities associated with each role, the Compensation Committee approved an incremental annual compensation of $100,000 and $75,000 for the Chairman and Lead Independent Director, respectively, each to be paid as 50% cash and 50% equity. Based on the recommendation of the Compensation Committee, the Board approved the recommended incremental compensation in September 2025. As of the end of fiscal year 2025, the annual non-employee director compensation is as follows:
Name	Annual Retainer
Annual Cash Retainer for Board Membership	$90,000
Annual Equity Award for Board Membership	$175,000
Audit Committee Member (other than the Chair)	$10,000
Audit Committee Chair	$20,000
Compensation Committee Member (other than the Chair)	$5,000
Compensation Committee Chair	$10,000
Nominating and Corporate Governance Committee Member (other than the Chair)	$4,000
Nominating and Corporate Governance Committee Chair	$8,000
Annual Cash Retainer for Chairman	$50,000
Annual Equity Award for Chairman	$50,000
Annual Cash Retainer for Lead Independent Director	$37,500
Annual Equity Award for Lead Independent Director	$37,500

COMMITTEES OF THE BOARD
The Board has three standing committees: an audit committee, a compensation committee and a nominating committee. The Company may from time to time establish other committees. Copies of the charters for each committee are available on the Investor Relations — Governance — Documents & Charters section of our website at investors.xbpglobal.com. These documents are also available upon written request to: Investor Relations, XBP Global Holdings, Inc., 6641 N. Belt Line Road, Suite 100, Irving, Texas 75063. Information concerning these committees is set out below.
Audit Committee
The members of our audit committee consist of James Reynolds, Regina Paolillo and Robert Pryor. Mr. Reynolds serves as the chairperson of the audit committee. Under the Nasdaq Listing Rules, we are required to have at least three (3) members on the audit committee. The Nasdaq Listing Rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors, and each member qualifies as an independent director under applicable rules. Each of Mr. Reynolds, Ms. Paolillo and Mr. Pryor is financially literate and each of Mr. Reynolds and Ms. Paolillo qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
The functions of this committee include, among other things:
•
retaining an independent registered public accounting firm to act as the Company’s independent auditors;

•
setting the compensation of the Company’s independent auditors;

•
overseeing the work done by the Company’s independent auditors;

•
pre-approving all audit and permitted non-audit and tax services that may be provided by the Company’s independent auditors or other registered public accounting firms, and establishing policies and procedures for the Committee’s pre-approval of such permitted services;

•
at least annually, obtaining and reviewing a written statement by the Company’s independent auditors that describes all relationships between the firm and the Company or any of its subsidiaries; and discussing with the independent auditors this report and any relationships or services that may impact the objectivity and independence of the auditors;

•
at least annually, evaluating the qualifications, performance, and independence of the Company’s independent auditors;

•
reviewing and discussing with the Company’s independent auditors (1) the auditors’ responsibilities under generally accepted auditing standards and the responsibilities of management in the audit process, (2) the overall audit strategy, (3) the scope and timing of the annual audit, (4) any significant risks identified during the auditors’ risk assessment procedures and (5) when completed, the results, including significant findings, of the annual audit;

•
reviewing and discussing with the Company’s independent auditors (1) all critical accounting policies and practices to be used in the audit; (2) all alternative treatments of financial information within GAAP that have been discussed with management, the ramifications of the use of such alternative treatments and the treatment preferred by the auditors; and (3) other material written communications between the auditors and management;

•
reviewing with management and the Company’s independent auditors: any major issues regarding accounting principles and financial statement presentation;

•
reviewing with management and the Company’s independent auditors the adequacy and effectiveness of the Company’s financial reporting processes, internal control over financial reporting and disclosure controls and procedures;

•
reviewing and discussing with the Company’s independent auditors and management the Company’s annual audited financial statements (including the related notes) and the form of audit opinion to be issued by the auditors on the financial statements;

•
setting clear Company hiring policies for employees or former employees of the Company’s independent auditors;

•
establishing and overseeing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters; and

•
reviewing, approving and overseeing any transaction between the Company and any related person on an ongoing basis and to develop policies and procedures for the Committee’s approval of related party transactions.

Compensation Committee
The members of our compensation committee consist of Randal Klein, Robert Pryor, and Sanjay Srivastava. Mr. Klein serves as the chairperson of the compensation committee. Under the Nasdaq Listing Rules, we are required to have at least two members on the compensation committee. The Nasdaq Listing Rules require that the compensation committee of a listed company be composed solely of independent directors, and each of Mr. Klein, Mr. Pryor and Mr. Srivastava qualify as independent directors under applicable rules.
The functions of this committee include, among other things:
•
reviewing and recommending to the Board for approval the corporate goals and objectives applicable to the compensation of the CEO, evaluating at least annually the CEO’s performance in light of those goals and objectives, and recommending to the Board for approval the CEO’s compensation level based on this evaluation;

•
reviewing and recommending to the Board for approval the compensation of all direct reports of the CEO and presidents (the “Leadership Team”);

•
reviewing and approving bonus payments to members of the Leadership Team;

•
reviewing, approving and, when appropriate, recommending to the Board for approval, incentive compensation plans and equity-based plans, and where appropriate or required, recommending for approval by the stockholders of the Company;

•
reviewing and approving (i) employment agreements of members of the Leadership Team and (ii) severance or termination agreements that are not consistent with the Company’s standard severance practices or that involve members of the Leadership Team;

•
reviewing and recommending to the Board for approval any employment or severance arrangements involving the CEO;

•
reviewing and recommending to the Board for approval any equity awards to the CEO and members of the Leadership Team;

•
reviewing and approving any material changes to the Company’s retirement benefit plans, including 401(k), non-qualified and pension plans, and notifying the Board of any such changes;

•
reviewing the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, reviewing and discussing at least annually the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk;

•
reviewing director compensation for service on the Board and Board committees at least once a year and recommending any changes to the Board;

•
reviewing the Company’s compliance with the requirements under the Sarbanes-Oxley Act of 2002 relating to loans to directors and officers and with all other applicable laws affecting employee compensation and benefits; and

•
assisting the Board in its oversight of the development and implementation of the Company’s human capital management.

Role of Compensation Consultant
During the fiscal year ended December 31, 2025, the Compensation Committee retained Pearl Meyer (the “Compensation Consultant”), as its compensation consultant and requested the Compensation Consultant to:
•
provide market information, analysis, and other advice relating to executive compensation on an ongoing basis, commencing in fiscal year 2026;

•
advise on the development of the Company’s peer group and provide support and analysis regarding executive and director compensation commencing in fiscal year 2026;

•
evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals; and

•
assist in refining our compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

As part of its engagement, the Compensation Committee requested the Compensation Consultant to develop a comparative group of peer companies and to perform analyses of competitive performance and compensation levels and design for that group. At the request of the Compensation Committee, the Compensation Consultant also engaged in discussions with members of the Compensation Committee and senior management to learn more about our business operations and strategy, key performance metrics, and strategic goals, as well as the labor markets in which we compete. Following an active dialogue with the Compensation Consultant, the Compensation Committee considered the Compensation Consultant’s input as part of its decision-making process.
The Compensation Committee has evaluated its relationship with the Compensation Consultant to ensure that it believes that such firm is independent from management. This review process included a review of the services that the Compensation Consultant provided to the Company or its affiliates, the quality of those services and the fees associated with the services provided during the fiscal year ended December 31, 2025. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the Nasdaq listing standards, and such other factors as were deemed relevant under the circumstances, the Compensation Committee has determined that no conflict of interest was raised as a result of the work performed by the Compensation Consultant.
Nominating and Corporate Governance Committee
The members of our nominating committee consist of James Reynolds, Regina Paolillo and Sanjay Srivastava. Mr. Reynolds serves as the chairperson of the nominating committee. The Nasdaq Listing Rules require that the nominating committee of a listed company be composed solely of independent directors, and each of Mr. Reynolds, Ms. Paolillo and Mr. Srivastava qualify as independent directors under applicable rules.
The functions of this committee include, among other things:
•
determining the qualifications, qualities, skills, and other expertise required to be a director;

•
identifying and screening individuals qualified to become members of the Board;

•
making recommendations to the Board regarding the selection and approval of the nominees for director to be submitted to a stockholder vote;

•
developing and recommending to the Board corporate governance guidelines, reviewing these guidelines, and recommending any changes to the Board, and overseeing the Company’s corporate governance practices;

•
identifying and making recommendations to the Board regarding the selection and approval of candidates to fill any vacancies that may occur.

The Nominating and Corporate Governance Committee will evaluate candidates proposed by shareholders for nomination as directors under criteria similar to the evaluation of other candidates. Our Bylaws provide that shareholders seeking to nominate candidates for election as directors at an annual meeting of shareholders must provide timely notice in writing. To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not more than 120 days or less than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice must be received not later than the close of business on the 10th day following the date on which notice of the date of the annual meeting was mailed to shareholders or made public, whichever occurs first. Our Bylaws specify requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from making nominations for directors at an annual meeting of shareholders.
Code of Ethics
The Board has adopted a code of business conduct and ethics (“Code of Ethics”) that applies to all of the Company’s directors, officers, and employees in accordance with applicable federal securities laws. The Code of Ethics is available on the Corporate Governance section of the Company’s website at www.xbpglobal.com. In addition, the Company intends to post on the Corporate Governance section of the Company’s website all disclosures that are required by law or the listing standards of Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Ethics rather than by filing a Current Report on Form 8-K.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to, among other things, director qualifications, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees.
Insider Trading Policy
The Board has adopted an insider trading policy that applies to the Company’s directors, officers, employees, and certain consultants. The policy is designed to promote compliance with applicable securities laws and prohibits trading in the Company’s securities while in possession of material non-public information. The policy also provides for specified trading blackout periods, requires pre-clearance of transactions by designated insiders, and prohibits short sales and other speculative transactions involving the Company’s securities.
Hedging and Pledging Transactions
Pursuant to the Company’s insider trading policy, directors, officers, and employees are discouraged from engaging in hedging transactions involving the Company’s securities, including transactions in derivative instruments such as put options, call options or similar securities. Any such transactions by persons subject to the policy are required to comply with the Company’s pre-clearance, blackout, and other applicable procedures. The Company’s insider trading policy does not prohibit directors, officers, or employees from pledging the Company’s securities, although any such transactions remain subject to the policy’s requirements and applicable pre-clearance procedures.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
UHY LLP currently serves as our independent registered public accounting firm. After consideration of the qualifications and past performance of UHY LLP, the Audit Committee has selected, and the Board ratified the selection of, UHY LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. UHY LLP is the Company’s principal accountant for purposes of applicable SEC rules.
The Board has directed that management submit the selection of UHY LLP for ratification by our stockholders at the Annual Meeting. Representatives of UHY LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of UHY LLP as our independent registered public accounting firm. However, the Audit Committee has opted to submit the selection of UHY LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider the retention of UHY LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during our fiscal year.
Vote Required
The affirmative vote of the holders of a majority of the voting power of the shares of Common Stock present virtually or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of UHY LLP. Abstentions will have the effect of votes against the proposal. Broker non-votes are not expected to occur with respect to this proposal because it is considered a routine matter for which brokers have discretionary voting authority under applicable rules.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES “FOR” THE RATIFICATION OF THE APPOINTMENT OF UHY LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
UHY LLP was appointed as our independent registered public accounting firm in December 2023. The following table presents the aggregate fees billed by UHY LLP for the fiscal years ended December 31, 2025 and 2024. These fees are categorized as audit fees, audit-related fees, tax fees, and all other fees. The nature of the services provided in each category is described following the table.
	Year Ended December 31,
	2025	2024(1)
Audit Fees(2)	$3,567,832	$1,285,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total fees	$3,567,832	$1,285,000

(1)
Includes certain fees invoiced in 2024 for matters relating to the audit for the fiscal year ended December 31, 2023.

(2)
Includes fees incurred on the annual audit, quarterly reviews and reviews of registration statements and proxy statements.

As a smaller reporting company (a “SRC”), we are exempt from the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, and as a result, our audit fees are likely lower than if we were required to provide an auditor attestation under Section 404(b). Depending on our public float as of June 30, 2026, we may become subject to the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2026, which will require us to incur significant additional costs and to re-assess our required audit services for the fiscal year ended December 31, 2026 with our independent registered public accounting firm.
Pre-Approval Policies and Procedures of the Audit Committee
Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm, the scope of services provided by our independent registered public accounting firm and the fees for the services to be performed. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee currently consists of three independent directors, each of whom has been determined by the Board to meet the heightened independence criteria applicable to Audit Committee members and to satisfy the financial literacy requirements of the Nasdaq Listing Rules and the applicable rules of the SEC. The Audit Committee is responsible, under its charter, for oversight of our independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee has the authority to retain and terminate the independent registered public accounting firm, to review the scope and terms of the audit and to approve the fees to be charged. The Audit Committee monitors our system of internal control over financial reporting, and management’s certifications as to disclosure controls and procedures and internal controls for financial reporting. Our management and independent registered public accounting firm, not the Audit Committee, are responsible for the planning and conduct of the audit of our consolidated financial statements and determining that the consolidated financial statements are complete and accurate and prepared in accordance with U.S. generally accepted accounting principles.
The Audit Committee has met and held discussions with management and our independent registered public accounting firm (with and without management) and has reviewed and discussed the audited consolidated financial statements and related internal control over financial reporting with management and our independent registered public accounting firm.
The Audit Committee has also discussed with our independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees.
Our independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with our independent registered public accounting firm that firm’s independence.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC.
Respectfully submitted by the members of the Audit Committee of the Board of Directors:
James Reynolds (Chair)
Regina Paolillo
Robert Pryor
The information contained in the report of our Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Exchange Act or the Securities Act unless and only to the extent that we specifically incorporate it by reference.

PROPOSAL 3 — ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act require that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. Because we ceased to qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups (“JOBS”) Act, in 2025, this is the first year in which we are required to conduct this advisory vote.
As described in detail under the heading “Executive Compensation,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to attract, retain, and motivate highly qualified executives, while linking a significant portion of compensation to the Company’s financial and operational performance.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. The vote addresses the overall compensation program for our named executive officers and the philosophy, policies and practices described in this Proxy Statement, rather than any specific element of compensation. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2026 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table and the other related tables and disclosure.”
Because this vote is advisory, it will not be binding upon the Board or the Compensation Committee. Nevertheless, the Board and the Compensation Committee will consider the outcome of the vote when evaluating future executive compensation arrangements.
Vote Required
The affirmative vote of the holders of a majority of the voting power of the shares of Common Stock present virtually or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to approve the say-on-pay proposal. Abstentions will have the effect of votes against the proposal. “Broker non-votes,” if any, will not have any effect on the adoption of the proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES “FOR” THE APPROVAL OF THE SAY-ON-PAY PROPOSAL.

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION
In addition to providing stockholders with the opportunity to cast an advisory vote on executive compensation (Proposal 3 above), the Dodd-Frank Act and Section 14A of the Exchange Act require that we provide our stockholders with the opportunity to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers in the future. Stockholders may indicate a preference for a vote every one, two or three years by voting on this Proposal 4, or may abstain from voting.
After careful consideration of this Proposal 4, the Board has determined that an advisory vote on executive compensation every year is the most appropriate alternative for the Company at this time, and therefore the Board recommends that you vote for a one-year interval for the advisory vote on executive compensation. Setting a one-year period will allow stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies, and practices as disclosed in the proxy statement each year.
While the Board recommends that stockholders vote to hold the say-on-pay vote every year, the voting options are one year, two years, or three years. Stockholders are not voting to approve or disapprove the Board’s recommendation. Because this vote is advisory, it will not be binding on the Board. The Board may determine to hold advisory votes on executive compensation at a different frequency.
Vote Required
The affirmative vote of the holders of a majority of the voting power of the shares of Common Stock present virtually or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to select the desired frequency. If no frequency receives the foregoing vote, then we will consider the option of “1 YEAR,” “2 YEARS,” or “3 YEARS” that receives the highest number of votes cast to be the frequency recommended by stockholders. Abstentions will have the effect of votes against the proposal. “Broker non-votes,” if any, will not have any effect on the adoption of the proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES “1 YEAR” WITH RESPECT TO THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE COMPENSATION
Smaller Reporting Company Status
We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act. As a SRC, we have elected to comply with the scaled disclosure requirements available to such companies under SEC rules. These consolidated and simplified disclosure requirements include, among other things, providing only two years of audited financial statements, simplified executive compensation disclosures in our Proxy Statement, and an exemption from the requirement to provide a pay ratio disclosure or a compensation discussion and analysis narrative.
Executive Compensation
This section discusses the material components of the executive compensation program for the Company’s executive officers who are named in the “Summary Compensation Table” below. The Company’s named executive officers for the fiscal year ended December 31, 2025 were as follows:
•
Andrej Jonovic, our Chief Executive Officer;

•
Dejan Avramovic, our Chief Financial Officer; and

•
Vitalie Robu, our President, Europe.

Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)(5)	Total
Andrej Jonovic Chief Executive Officer	2025	552,000	140,760	924,922	137	1,617,819
	2024	552,000	343,157	1,079,411	—	1,974,568
Dejan Avramovic Chief Financial Officer	2025	399,000	101,745	334,282	6,185	841,212
	2024	399,000	247,445	376,472	7,206	1,030,123
Vitalie Robu President, Europe	2025	469,489	115,410	545,406	48,162	1,178,467
	2024	455,586	283,963	721,332	24,959	1,485,840

(1)
With respect to Mr. Robu, the salary, bonus, and other compensation amounts have been converted from Great British pounds to U.S. dollars using the average end of month conversion ratio for 2025 of 1.00 GBP to 1.3181 USD and conversion ratio for 2024 of 1.00 GBP to 1.279 USD, respectively.

(2)
The 2024 and 2025 bonuses consist of one-time special bonuses and bonuses payable under the Bonus Plan (as defined in and discussed in the narrative below). The amounts awarded for 2024 and 2025 were each paid in the following year.

(3)
On June 14, 2024, Mr. Jonovic was granted 87,757 RSUs under the 2024 Equity Plan; Mr. Robu was issued 58,644 RSUs; and Mr. Avramovic was issued 30,607 RSUs. The RSUs are subject to time-based vesting conditions, with all of the underlying shares originally scheduled to vest in three annual installments through April 30, 2027. 87,757 of Mr. Jonovic’s RSUs, 10,202 of Mr. Avramovic’s RSUs and 19,548 of Mr. Robu’s RSUs had their vesting accelerated to March 20, 2025. 20,405 of Mr. Avramovic’s RSUs had their vesting accelerated to April 4, 2025.

On February 13, 2025, Mr. Jonovic was granted 69,543 RSUs under the 2024 Equity Plan; Mr. Robu was issued 41,008 RSUs; and Mr. Avramovic was issued 25,134 RSUs. The RSUs are subject to time-based vesting conditions, with all of the underlying shares scheduled to vest in three annual installments through February 13, 2028. 69,543 of Mr. Jonovic’s RSUs had their vesting accelerated to March 20, 2025.
For such time-based vesting awards, we have included the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
On December 12, 2025, we effected a reverse stock split of our issued and outstanding shares of Common Stock (the “Reverse Stock Split”). As a result of the Reverse Stock Split every ten (10) shares of Common

Stock issued and outstanding were automatically combined into one (1) share of issued and outstanding Common Stock, without any change in the par value per share. All information related to Common Stock, stock options, RSUs, warrants and earnings per share in this Proxy Statement have been retroactively adjusted to give effect to the Reverse Stock Split for all periods presented.
(4)
The amounts reported in this column for 2024 include: (i) for Mr. Robu, $4,781 for the cost of his private medical insurance plan in the United Kingdom, $12,057 for a company car, contributions of $2,597 to a UK-based, defined pension plan and $78 for travel insurance; and (ii) for Mr. Avramovic, $7,206 for medical insurance coverage.

(5)
The amounts reported in this column for 2025 include: (i) for Mr. Robu, $7,263 for the cost of his private medical insurance plan in the United Kingdom, $12,730 for a company car and contributions of $28,169 to a UK-based, defined pension plan; (ii) for Mr. Avramovic, $236 for basic life and AD&D insurance and $5,949 for medical insurance coverage; and (iii) for Mr. Jonovic, $137 for basic life and AD&D insurance.

Narrative to Summary Compensation Table
On February 13, 2025, the Compensation Committee ratified and approved the following compensation for the Company’s named executive officers for 2025:
Executive Officer	Base Salary	Target Annual Incentive Award(1)	Target Long-Term Incentive Award(2)
Andrej Jonovic Chief Executive Officer	$552,000	$552,000	$924,922
Dejan Avramovic Chief Financial Officer	$399,000	$399,000	$334,282
Vitalie Robu President, Europe	$452,588	$452,588	$545,406

(1)
The annual incentive awards were tied to the Company’s financial performance for the fiscal year ended December 31, 2025, and each executive officer was eligible to earn a discretionary annual bonus based on the Company’s achievement in 2025 of performance goals, weighted 50% for revenue and 50% for adjusted EBITDA, as well as a Compensation Committee discretionary element.

(2)
Represents value of long-term incentive award received by each executive officer, in the form of RSUs, based on the Company’s closing price of $13.30 on February 13, 2025, the grant date of each executive officer’s award.

The annual incentive awards were established under the Company’s Executive Officer Annual Bonus Plan (the “Bonus Plan”), which was ratified, approved and adopted by the Compensation Committee on February 13, 2025. The purpose of the Bonus Plan is to motivate and reward senior officers through incentive compensation, attract and retain talent, and align individual performance with company goals. Pursuant to the Bonus Plan, executive officers of the Company selected by the Compensation Committee each year will be eligible to receive awards in amounts up to 100% of their annual base salary, based upon individual performance measures, company performance measures, or both, as determined by the Compensation Committee for each participant and year, following a recommendation from management. The awards under the plan typically will be paid in cash in the year following the plan year and are subject to the participant’s continued employment through the payment date, with exceptions made for death, disability, or termination without cause. All determinations under the Bonus Plan, including performance metrics, attainment and discretion, were made exclusively by the Compensation Committee and were not delegated to management.
Executive Employment Agreements
The compensation paid to Mr. Robu reflected in the summary compensation table was provided pursuant to an employment agreement entered into with HOV Global Services Limited, dated April 23, 2010, and subsequently novated in 2024 to XBP Europe Limited, pursuant to which Mr. Robu serves as President. The employment agreement provides for an indefinite term. The employment agreement also provides that Mr. Robu will be eligible to participate in the HOV Global Services Limited’s private medical health insurance, travel insurance, and, at the expense of the HOV Global Services Limited, a life insurance plan. The severance provisions contained in Mr. Robu’s employment agreement is described below under “— Potential Payments Upon Termination or Change in Control.” Mr. Robu’s employment agreement also contains restrictive covenants, including customary confidentiality and invention assignment covenants, as well as a non-competition covenant that applies during the term of employment and a covenant not to make use of the Company’s confidential information for personal purposes or on behalf of any other company during the term of employment and at all times thereafter.
During the fiscal year ended December 31, 2025, neither Messrs. Jonovic nor Avramovic were parties to an employment agreement with us. However, Messrs. Robu, Jonovic and Avramovic are subject to the Severance Plan dated April 29, 2025 described below under “— Potential Payments Upon Termination or Change in Control.”
Short-Term Incentives
As described above, the annual incentive awards to be paid to our named executive officers under the Bonus Plan are tied to the Company’s financial performance for the fiscal year ended December 31, 2025, and each executive officer was eligible to earn a discretionary annual bonus based on the Company’s achievement in 2025 of performance goals, weighted 50% for revenue and 50% for adjusted EBITDA, as well as a Committee discretionary element.
With respect to 2025, the Compensation Committee determined that the Company had met 90.20% of the revenue target and had not met the minimum adjusted EBITDA threshold under the Bonus Plan, and awarded bonuses based on this level of attainment: $140,760 to Mr. Jonovic, $101,745 to Mr. Avramovic and $115,410 to Mr. Robu.
With respect to 2024, the Compensation Committee determined that the Company had not met the minimum revenue threshold and had met 98.97% of the adjusted EBITDA target under the Bonus Plan and thereby applied their discretion to award bonuses based on such level of attainment (i.e., slightly less than 50%): $237,157 to Mr. Jonovic, $197,445 to Mr. Avramovic and $223,157 to Mr. Robu. In addition, the Compensation Committee determined to provide one-time incremental bonuses of $70,000, $50,000, and $60,000 to Messrs. Jonovic, Avramovic and Robu, respectively, for their success in completing identified strategic projects.
Stock Plans, Health and Welfare Plans, and Retirement Plans
On June 13, 2024, our stockholders approved and adopted the Company’s 2024 Stock Incentive Plan (as amended, the “2024 Equity Plan”) at the Company’s 2024 Annual Meeting of Stockholders. Under the 2024 Equity Plan approved at the 2024 Annual Meeting of Stockholders, subject to adjustment for certain changes in capitalization or other corporate events, the Company was authorized to issue up to 552,027 shares of Common Stock pursuant to equity-based awards, which may be granted to eligible participants in furtherance of the Company’s broader compensation strategy and philosophy. On July 25, 2025, our stockholders approved and adopted an amendment to the 2024 Equity Plan to (i) increase the number of shares of common stock authorized for issuance thereunder by a fixed amount of 500,000 shares and (ii) conditionally increase the share reserve to ensure that, if the Restructuring is consummated, the total number of shares authorized under the Stock Plan equals 10% of the Company’s total common stock outstanding immediately following the completion of the Restructuring. As a result, a total of 1,175,160 shares of Common Stock were authorized following the Restructuring, for a total of 1,727,187 shares authorized to date. Awards granted under the 2024 Equity Plan are granted upon terms approved by the Company’s Compensation Committee and set forth in an award agreement or other evidence of an award. The descriptions of the 2024 Equity Plan are qualified in their entirety by reference to the full text of the 2024 Equity Plan, as amended.
Our named executive officers would generally be eligible to participate in the employee benefit plans offered to employees based in the same country. Mr. Robu is entitled to participate in the private medical insurance and life insurance made available to employees in the United Kingdom. Messrs. Jonovic and Avramovic are entitled to participate in the medical insurance and life insurance made available to employees in the United States.
The Company’s named executive officers would generally be eligible to participate in the retirement plans offered to those employees based in the same country. As such, Mr. Robu is entitled to participate in the pension scheme made available to employees in the United Kingdom. Messrs. Jonovic and Avramovic are entitled to participate in the Company’s 401(k) plan made available to employees in the United States.
Clawback Policy
We have a clawback policy that covers current and former executive officers in accordance with the requirements of Exchange Act Rule 10D-1 and Nasdaq listing standards. Our compensation clawback policy has been filed as Exhibit 97.1 to our Annual Report on Form 10-K.
Outstanding Equity-Based Awards at Fiscal Year-End
The following table sets forth information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2025:
	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)(1)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(2)
Andrej Jonovic	—	$—
Dejan Avramovic	25,134	$171,163
Vitalie Robu	80,104	$545,508

(1)
On June 14, 2024, Mr. Jonovic was granted 87,757 RSUs under the 2024 Equity Plan (as defined below); Mr. Robu was issued 58,644 RSUs; and Mr. Avramovic was issued 30,607 RSUs. The RSUs are subject to time-based vesting conditions, with all of the underlying shares originally scheduled to vest in three annual installments through April 30, 2027. 87,757 of Mr. Jonovic’s RSUs, 10,202 of Mr. Avramovic’s RSUs and 19,548 of Mr. Robu’s RSUs had their vesting accelerated to March 20, 2025. 20,405 of Mr. Avramovic’s RSUs had their vesting accelerated to April 4, 2025.

On February 13, 2025, Mr. Jonovic was granted 69,543 RSUs under the 2024 Equity Plan; Mr. Robu was issued 41,008 RSUs; and Mr. Avramovic was issued 25,134 RSUs. The RSUs are subject to time-based vesting conditions, with all of the underlying shares scheduled to vest in three annual installments through February 13, 2028. 69,543 of Mr. Jonovic’s RSUs had their vesting accelerated to March 20, 2025.
(2)
Based on a closing share price of our common stock on Nasdaq of $6.81 on December 31, 2025.

Policies and Practices Regarding the Timing of Equity Awards
The Company does not have a formal policy governing the timing of equity award grants in relation to the disclosure of material nonpublic information. However, as a general practice, equity awards are granted based on factors such as individual performance, market conditions, and retention objectives, rather than with a view toward the timing of material nonpublic information. The Company does not intentionally time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation, including equity awards or other performance-based incentives. In instances where the Company may possess material nonpublic information at the time equity awards are being considered, the Compensation Committee (or its delegate) may consider whether it would be appropriate to delay the grant until after such information has been disclosed, in order to avoid any potential concerns regarding the timing of the grant. The exercise price of stock options, if granted, under the 2024 Equity Plan is generally based on the closing market price of the Company’s common stock on the date of grant. To date we have not issued any stock options to our named executive officers. The Company did not grant any equity awards to its named executive officers during fiscal year 2025 within four business days before or after the release of material nonpublic information.
Potential Payments Upon Termination or Change in Control
The following summaries describe the potential payments and benefits that the Company would provide in connection with a termination of employment and/or a change in control, in each case, as of December 31, 2025, the last day of the Company’s 2025 fiscal year.

Vitalie Robu.   Pursuant to Mr. Robu’s employment agreement with HOV Global Services Limited, a subsidiary of the Company, if Mr. Robu is terminated other than for gross misconduct or material breach of the terms of his employment agreement (as further detailed in Mr. Robu’s employment agreement), in addition to any statutory entitlements, Mr. Robu will be entitled to six months’ prior notice or payment of his base salary in lieu thereof, payable in the form of salary continuation payments.
On April 29, 2025, we adopted the Severance Plan which is applicable to Messrs. Jonovic, Robu and Avramovic and any other employee selected by the Compensation Committee to be eligible for severance benefits under the Severance Plan. The Severance Plan is intended to increase the retention of the senior leadership team and to provide severance benefits under specified circumstances to certain individuals who are in a position to contribute materially to the success of the Company. These arrangements are also intended to facilitate changes in the leadership team by setting terms for the termination of an executive officer in advance, thereby allowing a smooth transition of responsibilities when it is in the best interests of the Company.
Pursuant to the terms of the Severance Plan, if an eligible executive’s employment is involuntarily terminated by the Company without “cause” prior to, or 24 months after, the occurrence of a “change in control” (as such terms are described in the Severance Plan), upon executing a release of claims in favor of the Company, such executive, will be entitled to the following benefits:
•
an amount equal to 12 months’ base salary, plus 100% of the target bonus for the performance period in which the termination occurs;

•
continued insurance coverage paid for by the Company for up to 18 months plus related expense reimbursement up to $5,000;

•
full vesting of any unvested time- or service-based stock options, stock appreciation rights, and other equity-based awards that would have vested during the 12-month period following the date of termination;

•
pro rata vesting of any unvested equity-based or long-term cash-based awards subject to performance-based vesting conditions that would have vested at the end of the performance period, based on actual performance during such performance period; and

•
the right to exercise any vested stock options or stock appreciation rights for up to 24 months.

The Severance Plan also provides that in the event that an executive’s employment is involuntarily terminated by the Company without “cause” within 24 months following a “change in control” or an executive’s employment is voluntarily terminated for “good reason” within 24 months following a “change in control,” upon executing a release of claims in favor of the Company, the executive will be entitled to the following benefits:
•
an amount equal to 24 months’ base salary, plus 200% of the annual target bonus for the performance period in which the termination occurs in addition to a prorated target bonus based on the period before the separation;

•
continued insurance coverage paid for by the Company for up to 18 months plus related expense reimbursement up to $5,000;

•
full vesting of any unvested stock options, stock appreciation rights, and other equity-based awards;

•
full vesting of any unvested equity-based or long-term cash-based awards subject to performance-based vesting conditions, based on actual performance through the date of the change in control; and

•
the right to exercise any vested stock options or stock appreciation rights for up to 24 months.

On July 15, 2025, the Board, as constituted at the time, determined that the Restructuring constituted a “change in control” solely for purposes of the Severance Plan. Accordingly, if any of Messrs. Jonovic, Avramovic or Robu is terminated without cause or terminates his employment voluntarily for good reason during the 24-month period following the closing of the Restructuring, they would be entitled to the enhanced severance benefits contemplated by the Severance Plan.

Pay Versus Performance
This Pay Versus Performance disclosure is provided in accordance with Item 402(v) of Regulation S-K, as adopted by the SEC in 2022.
As an SRC, we are required to provide a Pay Versus Performance table that compares the compensation of our Named Executive Officers (“NEOs”) to certain financial performance metrics. This disclosure is intended to help stockholders better understand how executive pay aligns with company performance.
Pursuant to the applicable transition rules for smaller reporting companies, the table below includes data for fiscal years 2024 and 2025 only.
We note the following important considerations when reviewing this disclosure:
•
Columns (b) and (d) in the table reflect the total compensation amounts reported in the Summary Compensation Table (“SCT”) for our Principal Executive Officer (“PEO”) and the average for our other NEOs for each applicable year.

•
Columns (c) and (e) reflect “compensation actually paid” to the PEO and the average for other NEOs, as defined under SEC rules. This calculation starts with SCT total compensation and then makes adjustments for the fair value of equity awards granted, vested, or outstanding during the fiscal year.

•
These adjustments are mandated by SEC methodology and can result in figures that do not reflect actual cash paid, realized income, or economic benefit received by executives. In many cases, these amounts may differ substantially from “take-home pay” or compensation actually received in the applicable year.

•
U.S. GAAP net income and Total Shareholder Return (“TSR”) are included in the table below in columns (f) and (g) respectively, as required by SEC rules. However, neither was a performance metric used in our executive compensation programs for either year presented.

In addition, as described in the Explanatory Note above, the Company’s financial statements for fiscal year 2025 reflect both a Successor period (August 1 – December 31, 2025) and a Predecessor period (January 1 – July 31, 2025) as a result of the Business Combination and the application of fresh start accounting. The GAAP net income figures presented in column (f) reflect these two periods separately and are not comparable to each other or to the 2024 figure, which reflects the full-year results of BPA as the accounting predecessor. The compensation decisions reflected in this table were made by the Compensation Committee in the context of XBP Europe Holdings, Inc.’s operations and financial results, which are not reflected in the GAAP net income figures presented for Predecessor periods. Accordingly, the Company cautions readers against drawing conclusions about the relationship between executive compensation and GAAP net income based on the figures in this table.
We caution investors to read this disclosure in context and to view “compensation actually paid” as a regulatory construct rather than an indicator of the actual compensation delivered to executives in each year.

Pay Versus Performance Table
Year(a)	SCT Total for PEO(b)	Compensation Actually Paid to PEO(c)(1)	Average SCT Total for Non-PEO NEOs(d)(2)	Average Compensation Actually Paid to Non-PEO NEOs(e)(2)	GAAP Net Income(f) (in thousands)	Company TSR(g)*
2025	$1,617,819	$1,655,406	$1,009,840	$733,534		$12.85
August 1 – December 31 (Successor)					$(351,123)
January 1 – July 31 (Predecessor)					$1,454,658
2024	$1,974,568	$1,851,708	$1,257,982	$1,195,506	$(215,150)	$20.57

*
TSR represents the total return earned by a stockholder over a specified period, assuming the investment is held throughout that period. TSR reflects changes in the Company’s stock price plus the value of any dividends paid, expressed as the value of a hypothetical $100 investment made at the beginning of the measurement period.

(1)
The following table contains a reconciliation of the amounts reflected in the SCT for Mr. Jonovic for each year covered in the pay for performance table above (as reported in column (b), above) as compared to the Compensation Actually Paid to Mr. Jonovic for each such covered year (as reported in column (c), above).

A. Jonovic Compensation Actually Paid (PEO)
Adjustment / Amount	FY 2024	FY 2025
Total Compensation from SCT	$1,974,568	$1,617,819
Less: Grant date fair value of equity awards (SCT):	$(1,079,411)	$(924,922)
Plus: Year-end fair value of current year equity awards:	$956,551(a)	$—
Plus: Change in fair value of prior year equity awards:	$—	$114,084(b)
Plus: Fair value of current year equity awards vested during the fiscal year:	$—	$848,425(c)
Less: Fair value of forfeited awards during the fiscal year	$—	$—
Compensation Actually Paid (“CAP”)	$1,851,708	$1,655,406

(a)
FY 2024: 87,757 shares × $10.90 (December 31, 2024 price) = $956,551

(b)
2024 RSU grants: 87,757 shares x ($12.20 (March 20, 2025 price) – $10.90 (December 31, 2024 price)) = $114,084

(c)
2025 RSU grants: 69,543 shares x $12.20 (March 20, 2025 price) = $848,425

(2)
Our other named executive officers are Messrs. Avramovic and Robu. The following tables contain a reconciliation of the amounts reflected for each of them in the SCT and the Compensation Actually Paid to each of them along with a calculation of the averages used in the table above.

D. Avramovic Compensation Actually Paid (NON-PEO NEO)
Adjustment / Amount	FY 2024	FY 2025
Total Compensation from SCT	$1,030,123	$841,212
Less: Grant date fair value of equity awards (SCT):	$(376,472)	$(334,282)
Plus: Year-end fair value of current year equity awards:	$333,622(a)	$171,163(a)
Plus: Change in fair value of prior year equity awards:	$—	$11,222(b)
Plus: Fair value of current year equity awards vested during the fiscal year:	$—	$—
Less: Fair value of forfeited awards during the fiscal year	$—	$—
CAP	$987,274	$689,315

(a)
FY 2024: 30,607 shares × $10.90 (December 31, 2024 price) = $333,622
FY 2025: 25,134 shares × $6.81 (December 31, 2025 price) = $171,163

(b)
2024 RSU grants: 10,202 shares x ($12.20 (March 20, 2025 price) – $10.90 (December 31, 2024 price)) + 20,405 shares x ($10.80 (April 4, 2025 price) – $10.90 (December 31, 2024 price)) = $11,222

V. Robu Compensation Actually Paid (NON-PEO NEO)
Adjustment / Amount	FY 2024	FY 2025
Total Compensation from SCT	$1,485,840	$1,178,467
Less: Grant date fair value of equity awards (SCT):	$(721,332)	$(545,406)
Plus: Year-end fair value of current year equity awards:	$639,229(a)	$279,264(a)
Plus: Change in fair value of prior year equity awards:	$—	$(134,572)(b)
Plus: Fair value of current year equity awards vested during the fiscal year:	$—	$—
Less: Fair value of forfeited awards during the fiscal year	$—	$—
CAP	$1,403,737	$777,753

(a)
FY 2024: 58,644 shares × $10.90 (December 31, 2024 price) = $639,229
FY 2025: 41,008 shares × $6.81 (December 31, 2025 price) = $279,264

(b)
2024 RSU grants: 19,548 shares x ($12.20 (March 20, 2025 price) – $10.90 (December 31, 2024 price)) + 39,116 shares x ($6.81 (December 31, 2025 price) – $10.90 (December 31, 2024 price)) = $(134,572)

Average NON-PEO NEO SCT Total	FY 2024	FY 2025
Total Compensation from SCT (Avramovic)	$1,030,123	$841,212
Total Compensation from SCT (Robu)	$1,485,840	$1,178,467
Average SCT Total	$1,257,982	$1,009,840
Average NON-PEO NEO CAP	FY 2024	FY 2025
CAP (Avramovic)	$987,274	$689,315
CAP (Robu)	$1,403,737	$777,753
Average CAP	$1,195,506	$733,534
Director Compensation
Information regarding director compensation is provided under Proposal 1 above.

OWNERSHIP OF EQUITY SECURITIES
The following table sets forth information known to the Company regarding the beneficial ownership of the Common Stock as of April 21, 2026 (the “Measurement Date”), by:
•
each person or “group” who is known by the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock;

•
each of the Company’s named executive officers and directors; and

•
all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
Beneficial Ownership Table as of the Measurement Date
This table is based upon information supplied by officers, directors and principal stockholders and Schedule 13D and Forms 3 and 4 filed with the SEC. Unless otherwise indicated, the Company believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them. The beneficial ownership percentages of Common Stock of the Company are based on 11,768,050 shares of Common Stock issued and outstanding as of April 21, 2026. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to equity awards, RSUs or other rights convertible into, or exercisable for, Common Stock held by that person that are issuable upon settlement of RSUs and all shares subject to options and/or warrants, as applicable, held by the person that vest or are exercisable within 60 days of the Measurement Date. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Name and Address of Beneficial Owner	Ownership	Percent of Class
Directors and Executive Officers(1)
Andrej Jonovic	163,200	1.4
Dejan Avramovic(2)	35,979	*
Vitalie Robu(3)	46,340	*
Par Chadha(4)	3,612,724	29.1
Randal Klein	15,000	*
Regina Paolillo(5)	—	*
Robert Pryor(6)	—	*
James Reynolds(7)	23,485	*
Sanjay Srivastava(8)	—	*
All executive officers and directors as a group (nine individuals)	3,896,728	31.4
5% or More Stockholders:
Exela Technologies, Inc.(9)	3,366,998	27.1
Gates Capital Management, Inc.(10)	3,193,150	27.1
Avenue Capital Group(11)	1,210,789	10.3
Cantor Fitzgerald, L.P.(12)	804,940	6.8
HoldCo Asset Management, LP(13)	787,141	6.7

*
Less than one percent.

(1)
Unless otherwise noted, the business address of each of the individuals is c/o XBP Global Holdings, Inc., 6641 N. Belt Line Road, Suite 100, Irving, Texas 75063

(2)
Excludes shares of Common Stock issuable upon the vesting of 16,756 RSUs which have been reported as beneficially owned in such person’s Section 16 reports as permitted by the rules governing such disclosures, but are not scheduled to vest within 60 days of the Measurement Date.

(3)
Excludes shares of Common Stock issuable upon the vesting of 46,888 RSUs which have been reported as beneficially owned in such person’s Section 16 reports as permitted by the rules governing such disclosures, but are not scheduled to vest within 60 days of the Measurement Date.

(4)
Excludes shares of Common Stock issuable upon the vesting of 25,961 RSUs which have been reported as beneficially owned in such person’s Section 16 reports as permitted by the rules governing such disclosures, but are not scheduled to vest within 60 days of the Measurement Date. Includes beneficial ownership of 3,366,998 shares of Common Stock reported by Exela Technologies, Inc. (referred to in this Proxy Statement as ETI). Mr. Chadha’s beneficial ownership of such shares arises from his control of ETI, but he does not hold such shares directly. Refer to note (9) below.

(5)
Excludes shares of Common Stock issuable upon the vesting of 20,585 RSUs which have been reported as beneficially owned in such person’s Section 16 reports as permitted by the rules governing such disclosures, but are not scheduled to vest within 60 days of the Measurement Date.

(6)
Excludes shares of Common Stock issuable upon the vesting of 20,585 RSUs which have been reported as beneficially owned in such person’s Section 16 reports as permitted by the rules governing such disclosures, but are not scheduled to vest within 60 days of the Measurement Date.

(7)
Excludes shares of Common Stock issuable upon the vesting of 20,585 RSUs which have been reported as beneficially owned in such person’s Section 16 reports as permitted by the rules governing such disclosures, but are not scheduled to vest within 60 days of the Measurement Date.

(8)
Excludes shares of Common Stock issuable upon the vesting of 24,617 RSUs which have been reported as beneficially owned in such person’s Section 16 reports as permitted by the rules governing such disclosures, but are not scheduled to vest within 60 days of the Measurement Date.

(9)
GP 3XCV LLC (“GP 3XCV”) is deemed to beneficially own 2,211,103 shares of Common Stock and 534,384 shares of Common Stock underlying warrants to purchase shares of Common Stock which are exercisable within 60 days. XCV-STS, LLC (“XCV-STS”) is deemed to beneficially own 492,652 shares of Common Stock and 128,857 shares of Common Stock underlying warrants to purchase shares of Common Stock which are exercisable within 60 days. GP 3XCV and XCV-STS are wholly owned subsidiaries of ETI. The business address for each of GP 3XCV, XCV-STS and ETI is 8550 West Desert Inn Road, Suite 102-452, Las Vegas, Nevada 89117.

(10)
Gates Capital Management, L.P. (“Gates Capital”) acts as the investment manager to certain funds deemed to beneficially own 3,193,150 shares of Common Stock. Gates Capital Management GP, LLC (the “General Partner”) is the general partner of Gates Capital. Gates Capital Management, Inc. (the “Gates Corporation”), is the managing member of the General Partner. Jeffrey L. Gates serves as President of the Gates Corporation. Each of Gates Capital, the General Partner, the Gates Corporation and Mr. Gates may be deemed to share beneficial ownership of the securities reported herein. Each of Gates Capital, the General Partner, the Gates Corporation and Mr. Gates disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly, or indirectly. The business address of each of Gates Capital, the General Partner, the Gates Corporation and Mr. Gates is c/o Gates Capital Management, Inc., 1177 Avenue of the Americas, 46th Floor, New York, New York 10036.

(11)
Avenue RP Opportunities Fund, L.P. (“RP Opportunities Fund”) is deemed to beneficially own 656,488 shares of Common Stock. Avenue RP Opportunities Fund GenPar, LLC (“RP Opportunities GP”) is the general partner of RP Opportunities Fund. GL RP Partners, LLC (“RP Partners”) is the managing member of RP Opportunities GP. Avenue Europe International Management, L.P. is a registered investment adviser and is the manager (“Europe International Manager”) of RP Opportunities Fund. RP Opportunities GP has delegated all management authority over securities held by RP Opportunities Fund to Europe International Manager and therefore, Europe International Manager has sole voting and dispositive power over all securities of Issuer held by RP Opportunities Fund. Each of RP Opportunities GP, RP Partners and Europe International Manager disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly, or indirectly.

Avenue Global Dislocation Opportunities Fund, L.P. (“Global Dislocation Fund”) is deemed to beneficially own 408,211 shares of Common Stock. Avenue Global Dislocation Opportunities GenPar, LLC (“Dislocation Opportunities GP”) is the general partner of Global Dislocation Fund. GL Global Dislocation Opportunities Partners, LLC (“Dislocation Opportunities Partners”) is the managing member of Dislocation Opportunities GP. Avenue Capital Management II, L.P. (“Capital Management II”) is a registered investment adviser and is the manager of Global Dislocation Fund. Dislocation Opportunities GP has delegated all management authority over securities held by Global Dislocation Fund to Capital Management II and therefore, Capital Management II has sole voting and dispositive power over all securities of Issuer held by Global Dislocation Fund. Each of Dislocation Opportunities GP, Dislocation Opportunities Partners and Capital Management II disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly, or indirectly.
Avenue Global Opportunities Master Fund LP (“Global Opportunities Fund”) is deemed to beneficially own 146,090 shares of Common Stock. Avenue Global Opportunities GenPar Holdings Ltd (“Global Opportunities GP”) is the general partner of Global Opportunities Fund. Avenue Global Opportunities GenPar, LLC (“Opportunities GenPar”) is the sole shareholder of Global Opportunities GP. Capital Management II is a registered investment adviser and is the manager of Global Opportunities Fund. Global Opportunities GP has delegated all management authority over securities held by Global Opportunities Fund to Capital Management II and therefore, Capital Management II has sole voting and dispositive power over all securities of Issuer held by Global Opportunities Fund. Each of Global Opportunities GP, Opportunities GenPar and Capital Management II disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly, or indirectly.
Marc Lasry is the managing member of RP Partners, Dislocation Opportunities Partners and Opportunities GenPar, and a founder of Avenue Capital Group, a global investment firm. Mr. Lasry does not have voting or dispositive power over securities held by the Funds and disclaims beneficial ownership of securities held by the Funds, except to the extent of its pecuniary interest, if any, therein.
The business address for each entity or person in this footnote is c/o Avenue Capital Group, 11 West 42nd Street, 9th Floor, New York, NY 10036.
(12)
CFAC Holdings VIII, LLC (“CFAC”) is deemed to beneficially own 606,440 shares of Common Stock and 38,500 shares of Common Stock underlying warrants to purchase shares of Common Stock which are exercisable within 60 days. Cantor Fitzgerald & Co., a New York general partnership (“CF&Co.”), is deemed to beneficially own 160,000 shares of Common Stock. Cantor Fitzgerald, L.P., a Delaware limited partnership (“Cantor”), is the sole member of the CFAC and the indirect holder of a majority of the equity interests of CF&Co. CF Group Management, Inc., a New York corporation (“CFGM”), is the managing general partner of Cantor. Brandon Lutnick is the Chairman and Chief Executive Officer of CFAC, Cantor and CFGM and is the controlling trustee of the trusts owning all of the voting shares of CGFM. As such, each of Cantor, CFGM and Mr. Lutnick may be deemed to have beneficial ownership of the shares of Common Stock held directly by the CFAC and CF&Co. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of each of CFAC and Cantor is 110 East 59th Street, New York, NY 10022. The business address of CF&Co., CGFM and Mr. Lutnick is 499 Park Avenue, New York, New York 10022.

(13)
HOF III Liquidating Partnership LP, a Delaware limited partnership (“HOF III”) is deemed to beneficially own 787,141 shares of Common Stock. VM GP VII LLC, a Delaware limited liability company (“Fund GP”), serves as the general partner of HOF III. HoldCo Asset Management, LP, a Delaware limited partnership (“HoldCo”), serves as the investment manager of HOF III. VM GP II LLC, a Delaware limited liability company (“HoldCo GP”), serves as the general partner of HoldCo. Michael Zaitzeff and Vikaran Ghei each serve as Managing Members of each of Fund GP and HoldCo GP. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of each of HoldCo, HoldCo GP, HOF III, Fund GP, and Messrs. Zaitzeff and Ghei is c/o HoldCo Asset Management, LP, 515 East Las Olas Blvd., Suite 1010, Fort Lauderdale, Florida 33301.

As described above, as a result of the Restructuring, the Company is no longer considered a “controlled company” under the Nasdaq rules. Prior to the Restructuring, BTC International Holdings, Inc. (“BTC”), an indirect subsidiary of ETI, owned approximately 60.7% of the Common Stock. BTC’s shares were distributed to holders of certain claims in the Restructuring (including ETI). Following this distribution and the issuance of new shares of Common Stock as part of the Restructuring, beneficial ownership is dispersed, with ETI, Gates and Avenue beneficially owning the largest positions. The Restructuring represented a dissipation of control, not a “change of control” in the traditional sense, because no new third party acquired control of the Company as a result of the Restructuring. There are no known arrangements that may result in a further change in control.
Equity Compensation Plan Information
The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2025.
Name(1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	278,212(1)	N/A	1,027,619
Equity compensation plans not approved by security holders	—	N/A	—
Total	278,212	N/A	1,027,619

(1)
Consists of outstanding RSU awards under the 2024 Equity Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We have adopted a written policy for the review, approval or ratification of transactions involving related persons that are required to be disclosed under Item 404(a) of Regulation S-K. Under this policy, related person transactions are reviewed by the Audit Committee of the Board or, where appropriate, by the Chair of the Audit Committee. Related persons include our major stockholders and directors and officers, as well as immediate family members of directors and officers.
In evaluating a related person transaction, the Audit Committee considers all relevant facts and circumstances, including the nature of the related party’s interest in the transaction, the approximate dollar amount involved, whether the transaction is undertaken in the ordinary course of business, and whether the transaction is on terms that are no less favorable to the Company than those that could be obtained in a comparable arm’s-length transaction with an unaffiliated third party. Compensation arrangements for executive officers and directors are reviewed and approved by the Compensation Committee in accordance with applicable policies and procedures. Certain categories of related person transactions, including director compensation, executive compensation, indemnification arrangements and other transactions specified in the policy, are deemed pre-approved. Related person transactions that were not approved in advance are submitted for review and, if appropriate, ratification by the Audit Committee. Any director with an interest in a related person transaction would be expected not to participate in the approval of the transaction.
The related party transaction disclosures below are presented separately for Successor and Predecessor periods, consistent with the presentation of the Company’s Annual Report on Form 10-K. The term “Predecessor” refers to the period prior to August 1, 2025 and reflects the historical financial information of BPA prepared on BPA’s previous basis of accounting. The term “Successor” refers to the period beginning August 1, 2025 and reflects the consolidated financial information of XBP Global Holdings, Inc., including the effects of fair value adjustments and the capital structure resulting from the Business Combination and the application of fresh start accounting to BPA. The Successor and Predecessor periods are not comparable as a result of the application of acquisition accounting and the changes in BPA’s capital structure resulting from the Business Combination and fresh start accounting.
Since January 1, 2025, the Company participated in the following transactions with related persons that are required to be reported under the SEC’s rules:
Background and Certain Continuing Arrangements
ETI — BTC
Prior to November 29, 2023, the Company’s subsidiaries were indirect wholly owned subsidiaries of ETI. After November 29, 2023 and prior to the Business Combination, BTC, an entity indirectly owned by ETI, controlled more than 50% of the outstanding voting power of the Company. So long as this ownership and control continued, BTC generally had the ability to control the outcome of any matter submitted for the vote of the Company’s stockholders, including the election and removal of directors, changes to the size of the Board, any amendment to the Company’s Charter and Bylaws, and the approval of any merger or other significant corporate transaction, including a sale of substantially all of the Company’s assets (other than in certain circumstances set forth in the Company’s Charter or Bylaws). In addition, we historically relied on ETI’s subsidiaries to provide a number of services, and we have made sales to and received products from such subsidiaries. Following the Business Combination, we now own these subsidiaries and BTC no longer owns any shares of Common Stock.
Registration Rights Agreements
On November 29, 2023, the Company, BTC and certain other parties connected with CF&Co entered into an Amended and Restated Registration Rights Agreement (the “2023 Registration Rights Agreement”) pursuant to which the Company is obligated to file one or more registration statements to register the resales of Common Stock held by the parties thereto. The 2023 Registration Rights Agreement provides such holders with demand and “piggy-back” registration rights, subject to certain requirements and customary conditions, and includes customary indemnification provisions.

On July 29, 2025, in connection with the completion of the Restructuring, the Company entered into a Registration Rights Agreement (the “2025 Registration Rights Agreement”) with certain holders of Common Stock issued or distributed in the Restructuring, including GP 3XCV LLC and XCV-STS, LLC (each of which are affiliates of ETI), Gates and Avenue. The 2025 Registration Rights Agreement grants the holders party thereto shelf, demand, and piggyback registration rights for the resale of their shares of Common Stock, subject to certain conditions, thresholds, and lock-up provisions, with the Company bearing registration expenses.
Membership Interest Purchase Agreements
On March 24, 2025, the Company entered into a Membership Interest Purchase Agreement with ETI pursuant to which the Company purchased 100% of the membership interests in GP 2XCV Holdings LLC, the 100% owner of GP 2XCV, LLC (“GP2”). GP2’s only asset was 11.500% First-Priority Senior Secured Notes due 2026 (“Exela 2026 Notes”) issued by a wholly owned subsidiary of ETI. The Company paid a purchase price of $2.3 million in the transaction by issuing 168,000 shares of XBP Common Stock to ETI based on the Company’s closing stock price of $13.70 on March 21, 2025.
Separately, on July 3, 2025, the Company entered into a second Membership Interest Purchase Agreement with ETI, pursuant to which the Company acquired 100% of the membership interests in Exela Technologies BPA, LLC. The consideration for the sale was $1.00, reflecting the encumbered nature of BPA, which at the time was involved in voluntary bankruptcy proceedings. The Business Combination was subject to certain conditions subsequent, including the emergence of BPA and certain of its affiliates from the bankruptcy, which occurred on July 29, 2025. As described above, prior to the Business Combination, the Company and BPA had both been indirect subsidiaries of ETI. In connection with the Business Combination, the Company changed its name from “XBP Europe Holdings, Inc.” to “XBP Global Holdings, Inc.”
ETI Warrants
On July 29, 2025, in connection with the Restructuring, the Company issued Common Stock purchase warrants (the “ETI Warrants”) to each of GP 3XCV LLC and XCV-STS, LLC, entitling them to purchase an aggregate of 663,242 shares of Common Stock of the Company at an exercise price of $49.80 per share. The ETI Warrants are currently exercisable and expire on July 29, 2030.
Tax Funding Agreement
On July 29, 2025, in connection with the completion of the Restructuring, the Company entered into a Tax Funding Agreement with BPA, as Agent, and certain affiliates of ETI, including GP 3XCV LLC and XCV-STS, LLC (together, the “Consenting ETI Parties”). Pursuant to the Tax Funding Agreement, the Consenting ETI Parties agreed to fund certain transaction tax liabilities arising in connection with the Restructuring, up to an initial obligation of $15,000,000, and any amounts in excess of $25,000,000. The Consenting ETI Parties’ obligations under the Tax Funding Agreement are secured by the shares of XBP Common Stock issued to the Consenting ETI Parties in the Restructuring, which are subject to release upon payment of the applicable tax liabilities. As of the date of this Proxy Statement, no material tax liabilities have been identified or funded by the Consenting ETI Parties under the Tax Funding Agreement.
Successor Period (August 1 – December 31, 2025)
Relationship with HandsOn Global Management
Par Chadha, the Chairman of the Company’s Board, is affiliated with HandsOn Global Management LLC (together with affiliated entities managed by HandsOn Global Management LLC, “HGM”) and serves as its founder, Chief Executive Officer and Chief Investment Officer. Andrej Jonovic, the Chief Executive Officer of the Company and a director, is also affiliated with HGM. Mr. Chadha is the father-in-law of Mr. Jonovic.
On January 1, 2015, the Company, through one of its subsidiaries, entered into a master agreement with Rule 14, LLC, a portfolio company of HGM. In addition, the Company is party to ten master agreements with entities affiliated with HGM’s managed funds, each of which were entered into during 2015 and 2016

(collectively, with the agreement with Rule 14, LLC, the “Master Agreements”). Each of the Master Agreements provides the Company with use of certain technology and services and includes a reseller arrangement pursuant to which the Company is entitled to sell these services to third parties. Twenty-five  percent (25%) of any revenue earned by the Company in such third-party sales is to be shared with the respective HGM venture affiliate. There are various applications subject to arrangements under the Master Agreements, and the Company has the license to use and resell such applications, as provided for in the Master Agreements. The Company incurred total expenses of approximately $2.4 million for the period August 1, 2025 to December 31, 2025 (Successor) for outsourced digital document processing services, workflow automation services, and software platform subscription services provided under these Master Agreements. The majority of these costs were on account of: (i) workflow automation services related to automated document control and field mapping for specialized medical and financial records using Intelligent Document Processing (IDP) and Teletypewriter (TTY) primarily including processing for Centers for Medicare & Medicaid Services (CMS) workflow, Uniform Billing (UB) workflow, DMR and Accounts Payable workflows, (ii) enterprise platform subscriptions including licensing, custom reporting, and subscription fees for proprietary enterprise systems, namely the Athena platform and the Peri platform, and (iii) Information Technology (IT) infrastructure services — onshore and offshore support services for the core platforms (Athena, Peri, Speakup, and Spring) including charges for change requests, hosting and Amazon Web Services (AWS). The Company earned no revenue from third-party sales under the reseller arrangement contemplated by the Master Agreements for the period August 1, 2025 to December 31, 2025 (Successor).
A certain operating subsidiary of the Company leased an operating facility from HandsOn Global Management (HGM) Limited (f/k/a HOV Services Limited), which is an affiliate of HGM. The rental expense for this operating lease (the “HOV Lease”) was $0.1 million for the period August 1, 2025 to December 31, 2025 (Successor). In addition, HandsOn Global Management (HGM) Limited provides the Company data capture and technology services. The expense recognized for these services was approximately $0.4 million for the period August 1, 2025 to December 31, 2025 (Successor).
On October 27, 2025, the Company, through one of its subsidiaries, entered into an assignment and assumption agreement with HGM to assign certain portion of its right, title and interest in a building lease to HGM. The rental income from this lease (the “Assigned Lease”) was less than $0.1 million for the period August 1, 2025 to December 31, 2025 (Successor).
On September 1, 2024, the Company, through one of its subsidiaries, entered into a master services agreement with Aideo Technology LLC (“Aideo”), pursuant to which the Company agreed to provide medical coding services to Aideo. Aideo is an affiliate of HGM. On October 1, 2024, the Company, through one of its subsidiaries, entered into another master services agreement with Aideo pursuant to which the Company agreed to provide the management of AWS hosting services to Aideo (together with the initial Aideo Agreement, the “Aideo Agreements”). For the period August 1, 2025 to December 31, 2025 (Successor), the Company recognized $0.5 million of revenue under the Aideo Agreements.
On February 5, 2025, the Company entered into a service agreement with Nventr, LLC, a portfolio company of HGM, that provides AI analytics solutions (the “Nventr Agreement”). The Company incurred an expense of $0.4 million for the period August 1, 2025 to December 31, 2025 (Successor), in related party expenses for these services within the consolidated statement of operations. The Company capitalized $0.1 million towards solutioning work under the Nventr Agreement for the period August 1, 2025 to December 31, 2025 (Successor).
On February 18, 2025, the Company entered into a service agreement with HandsOn Global Management (HGM) Limited, to help mitigate the risk of service disruption from BPA’s Chapter 11 cases by providing an alternate source for certain business process outsourcing, management, and financial transaction processing solutions. The Company incurred related expenses of $2.0 million for the period August 1, 2025 to December 31, 2025 (Successor).
As of December 31, 2025 (Successor), the Company had a net receivable of $0.7 million from Aideo and net payables to related parties including HandsOn Global Management (HGM) Limited of $2.1 million, Rule 14, LLC of $1.0 million, HGM of $0.2 million, Doctors of Waikiki LLP of $0.1 million, ETI of $1.1 million, and Nventr, LLC of $0.8 million.

In aggregate, for the period August 1, 2025 to December 31, 2025 (Successor), the Company incurred approximately $5.3 million in expenses and recognized approximately $0.5 million in revenues under the arrangements described in this section.
Exit Financing Arrangements
In connection with the completion of the Restructuring on July 29, 2025, the Company entered into certain exit financing arrangements, including the issuance of 12.0% Senior Secured Notes due July 2030 (the “July 2030 Notes”) pursuant to an Indenture dated July 29, 2025, and the Super Senior Term Loan providing for $46.0 million of term loans. The July 2030 Notes mature on July 15, 2030. As of December 31, 2025, $187.0 million in aggregate principal amount of the July 2030 Notes was outstanding. The Super Senior Term Loan is scheduled to mature on July 28, 2028. As of December 31, 2025, $46.0 million was outstanding under the Super Senior Term Loan.
As of December 31, 2025, Gates Capital and Avenue held approximately 27.13% and 10.23%, respectively, of the outstanding shares of our Common Stock. Avenue also employs Randal Klein, a member of the Company’s Board. Gates Capital and Avenue have each held a portion of the July 2030 Notes and have been lenders under the Super Senior Term Loan, and may continue to hold positions in such indebtedness.
On February 13, 2026, the Company entered into an amendment to the Super Senior Term Loan pursuant to which Avenue agreed to extend incremental term loans in an aggregate principal amount of $4.0 million for working capital and general corporate purposes, bringing total outstanding borrowings under the Super Senior Term Loan to $50.0 million.
Avenue — Director Compensation
Randal Klein serves as an independent director of the Company and is employed by Avenue as a Senior Portfolio Manager. Mr. Klein has waived his entitlement to the $175,000 annual equity grant component of his non-employee director compensation. Mr. Klein directed the Company to pay his $100,000 annual cash retainer directly to his employer, Avenue Capital, effective September 5, 2025.
Predecessor Period (January 1 – July 31, 2025)
Relationship with HGM
As noted above, Par Chadha, the Chairman of the Company’s Board, is affiliated with HGM and served as Executive Chairman of the Predecessor’s former parent ETI. James Reynolds, who serves as Chairman of the Audit Committee, was affiliated with HGM until 2020 and served as a member of ETI’s board of directors. Ron Cogburn served as a member of ETI’s board of directors and was affiliated with HGM until 2020. Matthew Brown was the former Interim Chief Financial Officer of ETI and was affiliated with HGM until 2017. During the Predecessor period, the Predecessor was owned by ETI.
As described above under “Successor Period (August 1 – December 31, 2025) — Relationship with HandsOn Global Management,” the Company is party to the Master Agreements with Rule 14, LLC and other HGM-affiliated entities. The Predecessor incurred $4.5 million in fees relating to the Master Agreements for the period January 1, 2025 to July 31, 2025 (Predecessor). The Predecessor earned no revenue from third-party sales under the reseller arrangement contemplated by the Master Agreements for the period January 1, 2025 to July 31, 2025 (Predecessor).
The rental expense for the HOV Lease was $0.1 million for the period January 1, 2025 to July 31, 2025 (Predecessor). In addition, HandsOn Global Management (HGM) Limited provided the Predecessor data capture and technology services. The expense recognized for these services was approximately $0.8 million for the period January 1, 2025 to July 31, 2025 (Predecessor).
For the period January 1, 2025 to July 31, 2025 (Predecessor), the Predecessor recognized $0.1 million of revenue under the Aideo Agreements.
On September 1, 2023, the Predecessor, through one of its subsidiaries, entered into a master services agreement with Doctors of Waikiki LLP (“DOW”), which is an affiliate under common control with HGM, where the Predecessor could provide services under one or more statements of work to DOW. The Predecessor, acting under the first statement of work, provided collection services to DOW to collect past-due medical debts from its patients and insurance companies for which the Predecessor received a commission of 15% for accounts assigned within one year of the service date and 25% for accounts assigned after one year. Under the second statement of work the Predecessor managed DOW’s insurance billing and denial management for medical bills generated after patients receive treatment from DOW for which the Predecessor invoiced $2,000 per month for each full-time employee assigned to the project. For the period January 1, 2025 to July 31, 2025 (Predecessor), the Predecessor recognized $0 of income under these two SOWs.
In aggregate, for the period January 1, 2025 to July 31, 2025 (Predecessor), the Predecessor incurred approximately $5.4 million in expenses and recognized approximately $0.1 million in revenues under the arrangements described in this section.
April 2026 Notes held by ETI Subsidiaries
As of December 31, 2024, $368.8 million of aggregate principal amount of the Predecessor’s April 2026 Notes were held by subsidiaries of ETI that had been formed to acquire and hold such indebtedness. The Predecessor recorded net interest expense of $13.7 million using the effective interest rate method on the April 2026 Notes held by such ETI subsidiaries for the period January 1, 2025 to July 31, 2025 (Predecessor).
Recharges by ETI
Pursuant to the carve-out of the Predecessor as a separate entity, costs incurred by the Predecessor’s former parent ETI to support the Predecessor business have been recharged by ETI. During the period January 1, 2025 to July 31, 2025 (Predecessor), the Predecessor reimbursed $1.2 million to ETI primarily on account of salaries, legal and professional fees and other miscellaneous expenses.
Transactions between the Predecessor and XBP Europe Holdings, Inc.
XBP Europe Holdings, Inc. (together with its subsidiaries, “XBP Europe”) was a subsidiary of ETI and an affiliate of the Predecessor until the Business Combination. Historically, XBP Europe and its predecessor entities and subsidiaries were managed and operated in the ordinary course of business with other subsidiaries of ETI including the Predecessor. The following transactions occurred between the Predecessor and XBP Europe for the period January 1, 2025 to July 31, 2025 (Predecessor).
Purchase of Products and Services:   The Predecessor purchased products and services from XBP Europe, which accounted for $0.4 million of expense for the period January 1, 2025 to July 31, 2025 (Predecessor).
Sales:   The Predecessor sold SDS scanners and related spare parts to XBP Europe, totaling $0 for the period January 1, 2025 to July 31, 2025 (Predecessor).
Shared Service Center Costs:   The historical costs and expenses of XBP Europe included costs for certain shared service functions historically provided by the Predecessor, including, but not limited to, accounting and finance, IT and business process operations. Where possible, these charges were allocated based on full-time equivalents (FTEs), formal agreements between the Predecessor and XBP Europe, or other allocation methodologies that Management determined to be a reasonable reflection of the utilization of services provided or the benefit received by XBP Europe and the costs of operating XBP Europe. The allocated shared service expenses and general corporate expenses for the period January 1, 2025 to July 31, 2025 (Predecessor) were $1.4 million. In the opinion of management of the Predecessor and XBP Europe, the expense and cost allocations had been determined on a basis considered to be a reasonable reflection of the utilization of services provided or the benefit received by XBP Europe during 2025. The amounts that would have been, or will be incurred, on a stand-alone basis could differ from the amounts allocated due to economies of scale, difference in management judgment, a requirement for more or fewer employees or other factors. Management does not believe, however, that it is practicable to estimate what these expenses would have been incurred had XBP Europe operated as an independent entity, including any expenses associated with obtaining any of these services from the Predecessor. In addition, the future results of operations, financial position and cash flows could differ materially from the historical results presented herein.

Service Fee:   In exchange for a management fee, the Predecessor provided management services to XBP Europe, which included the provision of legal, human resources, corporate finance, and marketing support. The management fee was calculated based on a weighted average of total external revenue, headcount and total assets attributable to XBP Europe. On October 9, 2022, the management fee was terminated and was replaced by a related party service fee pursuant to a certain services agreement, which reduced the fee and modified the services provided. Services provided under the services agreement included sales of certain hardware, operations delivery, finance, accounting, human resource and technology support services. The Predecessor earned total service fees of $0.8 million for the period January 1, 2025 to July 31, 2025 (Predecessor).
Notes Receivable:   The Predecessor entered into four intercompany loan agreements (“Related Party Notes Receivable”) with XBP Europe, which have since been terminated. Three of the notes were dated September 4, 2023 (and subsequently amended on September 15, 2023) and one note was dated September 15, 2023. The Related Party Notes Receivable had a ten-year term and bore annual interest of 6.0%, due at the end of the term. The consolidated and combined balance sheet included $1.5 million Related Party Notes Receivable as of December 31, 2024 (Predecessor). The Predecessor earned $0.1 million of related party interest income on these notes for the period January 1, 2025 to July 31, 2025 (Predecessor).
In aggregate, for the period January 1, 2025 to July 31, 2025 (Predecessor), the Predecessor incurred approximately $0.4 million in expenses and recognized approximately $0.9 million in revenues under the arrangements described in this section. Allocated shared service expenses and general corporate expenses for the period January 1, 2025 to July 31, 2025 (Predecessor) were $1.4 million.
Employment Relationships with Related Persons
Matt Reynolds, brother of James Reynolds, a member of the Company’s Board and Chairman of the Audit Committee, is employed by the Company as Vice President — Finance. For the fiscal year ended December 31, 2025, Matt Reynolds received aggregate compensation in excess of $120,000, consisting of base salary and bonus.
Director Independence
Information regarding director independence is provided under Proposal 1.

OTHER MATTERS
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than ten percent of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. Based solely on our review of the copies of such reports furnished to us by our directors and officers and written representations from the persons required to file such reports, during the fiscal year ended December 31, 2025, one Form 3 filing with respect to Robert Pryor and one Form 3 filing with respect to certain Avenue-affiliated reporting persons were not filed on a timely basis. All other Section 16(a) filing requirements applicable to such persons were complied with on a timely basis.
Solicitation of Proxies
The Company pays all of the costs of soliciting proxies. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of our Common Stock and to obtain the authority of executed proxies. We will reimburse them for their reasonable expenses. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be significant.
Stockholder Proposals for 2027 Annual Meeting
Any stockholder who intends to present a proposal for inclusion in our proxy materials for our 2027 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must deliver the proposal to the Corporate Secretary of the Company at our principal executive offices, located at 6641 N. Belt Line Road, Suite 100, Irving, Texas 75063, not less than one hundred and twenty (120) days prior to the date of this Proxy Statement. However, if the date of next year’s Annual Meeting is changed by more than thirty (30) days from the date of this year’s meeting, then the deadline is a reasonable time before the Company begins to print and send its proxy materials.
Any stockholder who intends to nominate a candidate for director election at the 2027 Annual Meeting of Stockholders or who intends to submit a proposal pursuant to our Bylaws without including such proposal in our proxy materials pursuant to Rule 14a-8 must deliver timely notice of the nomination or the proposal to the Corporate Secretary of the Company at our principal executive offices, located at 6641 N. Belt Line Road, Suite 100, Irving, Texas 75063, in the form provided in, and by the date required by, our Bylaws. To be timely, a stockholder’s notice must be delivered to or mailed and received by the Secretary not more than ninety (90) days and not less than sixty (60) days prior to our 2027 Annual Meeting; provided, however, that in the event that the date of annual meeting is more than thirty (30) days before or more than sixty (60) days after the one-year anniversary of the date of the preceding year’s annual meeting, notice by a stockholder, to be timely, must be delivered to or mailed and received by the Secretary no later than the ninetieth (90th) day prior to such annual meeting or, if later, the close of business on the tenth (10th) day following the day on which the public announcement of the date of the annual meeting was first made. The written notice must include certain information and satisfy the requirements set forth in our Bylaws, a copy of which will be sent to any stockholder upon written request to the Corporate Secretary of the Company.
Communications with the Board
Stockholders and other interested parties wishing to communicate with the Board, the non-management directors or with an individual Board member concerning the Company may do so by writing to the Board, to the non-management directors or to the particular Board member and mailing the correspondence to XBP Global Holdings, Inc., 6641 N. Belt Line Road, Suite 100, Irving, Texas 75063, Attention: Secretary. If from a stockholder, the envelope should indicate that it contains a stockholder communication. All such communications will be forwarded to the director or directors to whom the communications are addressed.
Householding
Under SEC rules, a single set of proxy statements and annual reports may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as “householding,” reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. At the present time, we do not “household” for any of our stockholders of record. If a stockholder holds shares in street name, however, such beneficial holder’s bank, broker or other nominee may be delivering only one copy of our Proxy Statement and Annual Report on Form 10-K to multiple stockholders of the same household who share the same address, and may continue to do so, unless such stockholder’s bank, broker or other nominee has received contrary instructions from one or more of the affected stockholders in the household. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and our Annual Report on Form 10-K to a stockholder at a shared address to which a single copy of the documents was delivered. A beneficial holder who wishes to receive a separate copy of our Proxy Statement and Annual Report on Form 10-K, now or in the future, should submit this request by writing to XBP Global Holdings, Inc., 6641 N. Belt Line Road, Suite 100, Irving, Texas 75063, Attention: Investor Relations Department, or by calling our Investor Relations Department at 1-(844) 935-2832. Beneficial holders sharing an address who receive multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future should contact their bank, broker or other nominee directly to request that only a single copy of each document be mailed to all stockholders at the shared address in the future. Stockholders of record receiving multiple copies of our Proxy Statement and Annual Report on Form 10-K may request householding by contacting our Investor Relations Department either in writing or by telephone at the above address or phone number.
Access to Virtual Meeting and Participation at the Virtual Annual Meeting
As described in the Notice of Annual Meeting and Proxy Statement, you are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on the Record Date. You will not be able to attend the Annual Meeting in person. Instead, you can attend the Annual Meeting by accessing the virtual meeting center at www.virtualshareholdermeeting.com/XBP2026.
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Stockholders of Record:   If you were a stockholder of record at the close of business on April 21, 2026 (i.e., your shares are held in your own name in the records of our transfer agent), you can attend the Annual Meeting by accessing the meeting center at www.virtualshareholdermeeting.com/XBP2026 and entering the 16-digit control number on the proxy previously received.

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Beneficial Owners:   If you were a beneficial owner of Common Stock at the close of business on April 21, 2026 (i.e., your shares are held by your broker in “street name”), you can attend the Annual Meeting by accessing the meeting center at www.virtualshareholdermeeting.com/XBP2026 and entering the 16-digit control number found on the notice and instructions received from your broker or other nominee.

If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting as a guest, but you will not be able to vote your shares or submit questions during the Annual Meeting.
Instructions on how to connect to the Annual Meeting and participate via the Internet, including how to demonstrate proof of stock ownership, ask questions, and vote your shares, are posted at www.virtualshareholdermeeting.com/XBP2026.
Stockholders will also be able to submit questions through the platform being used for the Annual Meeting. Stockholders may ask questions that are confined to matters properly presented at the Annual Meeting and of general concern to the Company. The Company will use reasonable efforts to answer all questions pertinent to meeting matters during the Annual Meeting, subject to time constraints and the rules of conduct for the Annual Meeting. If we receive questions on similar topics, we may group such questions together and provide a single response.
The Annual Meeting will begin promptly at 1:00 p.m. (Eastern Time) on May 29, 2026. We encourage you to access the Annual Meeting prior to the start time. Online access will open approximately at 12:45 p.m. (Eastern Time), and you should allow ample time to log in to the Annual Meeting and test your computer audio system. We recommend that you carefully review in advance the procedures needed to gain admission to the Annual Meeting.

Technical Difficulties
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Annual Meeting log in page.
The virtual Annual Meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. You should ensure that you have a strong Internet connection wherever you intend to participate in the Annual Meeting. You should also give yourself plenty of time to log in and ensure that you can hear streaming audio prior to the start of the Annual Meeting.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE AND SUBMIT YOUR PROXY IN ADVANCE OF THE ANNUAL MEETING.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateVOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYV95085-P52212XBP GLOBAL HOLDINGS, INC.6641 N. BELT LINE ROAD, SUITE 100IRVING, TEXAS 75063 For Withhold For Against Abstain! !! !XBP GLOBAL HOLDINGS, INC. Nominees:Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.2. To ratify the appointment of UHY LLP as the Company’s independent registered public accounting firm for fiscal year 2026.3. To approve, on an advisory (non-binding) basis, the compensation of our named executive officers (commonly referred to as the “say-on-pay vote”).4. To approve, on an advisory (non-binding) basis, the frequency of future say-on-pay votes.NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.1. To elect to the Board of Directors the seven nominees named in the Proxy Statement who have been nominated by the Board of Directors to serve as directors and whose current terms will expire at the Annual Meeting.The Board of Directors recommends you vote FOR the following:The Board of Directors recommends you vote FOR proposals 2 and 3.The Board of Directors recommends you vote 1 YEAR.1a. Par S. Chadha1b. Andrej Jonovic1c. Randal T. Klein1d. Regina Paolillo1e. Robert Pryor1f. James G. Reynolds1g. Sanjay Srivastava! !! !! !! !! !! ! !! ! !! ! ! !1 Year 2 Years 3 Years AbstainSCAN TO VIEW MATERIALS & VOTE wVOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 28, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/XBP2026You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 28, 2026. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V95086-P52212Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Form 10-K are available at www.proxyvote.com.Continued and to be signed on reverse sideXBP GLOBAL HOLDINGS, INC.Annual Meeting of StockholdersMay 29, 2026 1:00 PM ETThis proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoint(s) Ross Dawson, Ana Krstic or Michael Jung, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot and upon such other business as may properly come before the meeting, all of the shares of Common Stock of XBP Global Holdings, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM ET, on May 29, 2026, virtually via the Internet by visiting www.virtualshareholdermeeting.com/XBP2026 and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.